UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

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ERIE INDEMNITY COMPANY
(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 17, 2012

To the Holders of Class A Common Stock and

Class B Common Stock of ERIE INDEMNITY COMPANY:

We will hold our 87th annual meeting of shareholders at 9:30 a.m., local time, on Tuesday, April 17, 2012, at the Auditorium of the F.W. Hirt — Perry Square Building, 100 Erie Insurance Place (Sixth and French Streets), Erie, Pennsylvania 16530 for the following purposes:

1. To elect 13 persons to serve as directors until our 2013 annual meeting of shareholders and until their successors are elected and qualified; and

2. To transact any other business that may properly come before our annual meeting and any adjournment, postponement or continuation thereof.

This notice and information statement, together with a copy of our annual report to shareholders for the year ended December 31, 2011, are being sent to all holders of Class A common stock and Class B common stock as of the close of business on Friday, February 17, 2012, the record date established by our board of directors. Holders of Class B common stock will also receive a form of proxy. Holders of Class A common stock will not receive proxies because they do not have the right to vote on any of the matters to be acted upon at our annual meeting.

Holders of Class B common stock are requested to complete, sign and return the enclosed form of proxy in the envelope provided, whether or not they expect to attend our annual meeting in person.

By order of our board of directors,

James J. Tanous
Executive Vice President,
Secretary and General Counsel

March 16, 2012

Erie, Pennsylvania

NOTICE OF INTERNET AVAILABILITY OF ANNUAL MEETING MATERIALS

Important Notice Regarding the Availability of our Information Statement for the Annual Meeting of Shareholders to be held on April 17, 2012.

Our information statement and annual report are available at: http://www.erieindemnityinfostatement.com.

We Are Not Asking Holders of Our Class A Common Stock for a Proxy and

You Are Requested Not to Send Us a Proxy

ERIE INDEMNITY COMPANY

INFORMATION STATEMENT

Unless the context indicates otherwise, all references in this information statement to “we,” “us,” “our” or the “Company” mean Erie Indemnity Company. Erie Insurance Exchange, or the “Exchange,” has four property and casualty insurance subsidiaries: Erie Insurance Company, or “Erie Insurance Co.,” Erie Insurance Company of New York, or “Erie NY,” Erie Insurance Property & Casualty Company, or “EI P&C” and Flagship City Insurance Company, or “Flagship.” We sometimes refer to the Exchange and its property and casualty insurance subsidiaries as the “Property and Casualty Group.” The Exchange also owns 100% of the common stock of Erie Family Life Insurance Company, or “EFL,” a life insurance company.

ERIE INDEMNITY COMPANY

100 Erie Insurance Place

Erie, Pennsylvania 16530

INFORMATION STATEMENT

INTRODUCTION

This information statement, which is first being mailed to the holders of our Class A common stock and our Class B common stock on or about March 16, 2012, is furnished to such holders to provide information regarding us and our 2012 annual meeting of shareholders. This information statement is also being furnished in connection with the solicitation of proxies by our board of directors from holders of Class B common stock to be voted at our 2012 annual meeting of shareholders and at any adjournment, postponement or continuation thereof. Our annual meeting will be held at 9:30 a.m., local time, on Tuesday, April 17, 2012 at the Auditorium of the F.W. Hirt — Perry Square Building, 100 Erie Insurance Place (Sixth and French Streets), Erie, Pennsylvania 16530. Holders of Class B common stock will also receive a form of proxy.

We are not asking holders of our Class A common stock for a proxy and you are requested not to send us a proxy.

Only holders of Class B common stock of record at the close of business on February 17, 2012 are entitled to vote at our annual meeting. Each share of Class B common stock is entitled to one vote on each matter to be considered at our annual meeting. Except as otherwise provided in Sections 1756(b)(1) and (2) of the Pennsylvania Business Corporation Law of 1988, or “BCL,” in the case of adjourned meetings, a majority of the outstanding shares of Class B common stock will constitute a quorum at our annual meeting for the election of directors. Abstentions and shares of Class B common stock held by nominees as to which we have not received voting instructions from the beneficial owner, or other person entitled to vote such shares, and as to which the nominee does not have discretionary voting power, are considered outstanding shares of Class B common stock entitled to vote and such shares are counted in determining whether a quorum or a majority is present.

As of the close of business on February 17, 2012, we had 47,741,429 shares of Class A common stock outstanding, which are not entitled to vote on any matters to be acted upon at our 2012 annual meeting, and 2,545 shares of Class B common stock outstanding, which have the exclusive right to vote on all matters to be acted upon at our 2012 annual meeting.

There are three H.O. Hirt Trusts. Susan Hirt Hagen, or “Mrs. Hagen,” and Elizabeth Hirt Vorsheck, or “Mrs. Vorsheck,” both of whom are directors of the Company, are beneficiaries of the Trusts. Thomas B. Hagen and Jonathan Hirt Hagen, both directors of the Company, are contingent beneficiaries of the Trusts. The H.O. Hirt Trusts collectively own 2,340 shares of Class B common stock, which, because such shares represent 91.94% of the outstanding shares of Class B common stock entitled to vote at our 2012 annual meeting, is sufficient to determine the outcome of any matter submitted to a vote of the holders of our Class B common stock, assuming all of the shares held by the H.O. Hirt Trusts are voted in the same manner. As of the date of this information statement, the individual trustees of the H.O. Hirt Trusts are Mrs. Hagen and Mrs. Vorsheck, and the corporate trustee is Sentinel Trust Company, L.B.A., or “Sentinel.” Mrs. Hagen and Mrs. Vorsheck are both candidates for re-election to the board at our 2012 annual meeting.

Under the provisions of the H.O. Hirt Trusts, the shares of Class B common stock held by the H.O. Hirt Trusts are to be voted as directed by a majority of trustees then in office. If at least a majority of the trustees then in office of each of the H.O. Hirt Trusts vote for the election of the 13 candidates for director named below, such candidates will be elected as directors even if all shares of Class B common stock other than those held by the H.O. Hirt Trusts do not vote for such candidates. We have not been advised as of the date of this information statement how the trustees of the H.O. Hirt Trusts intend to vote at our annual meeting.

Since 1925, we have served as the attorney-in-fact for the policyholders at the Exchange. As a reciprocal insurance exchange organized under the laws of the Commonwealth of Pennsylvania, the Exchange is an unincorporated association of individuals, partnerships and corporations that agree to insure one another. Each applicant for insurance from the Exchange signs a subscriber’s agreement, which appoints us as the attorney-in-fact for the subscriber (policyholder). As attorney-in-fact, we are required to perform certain services relating to the sales, underwriting and issuance of policies on behalf of the Exchange. We also provide management services to the Exchange and its insurance subsidiaries.

Between 2006 and 2011, EFL was owned by us and the Exchange. On March 31, 2011, we completed the sale of our 21.63% interest in EFL to the Exchange. As a result, EFL is now a wholly-owned subsidiary of the Exchange.

The Property and Casualty Group writes personal and commercial lines of property and casualty insurance coverages exclusively through over 2,100 independent agencies comprised of nearly 9,500 licensed agents. The underwriting results of the Property and Casualty Group are pooled. As a result of the Exchange’s 94.5% participation in the reinsurance pooling arrangement and its ownership of the other property and casualty insurance entities, the underwriting risk of the Property and Casualty Group’s business is ultimately borne by the Exchange.

We charge the Exchange a management fee calculated as a percentage, limited to 25%, of all premiums written or assumed by the Exchange. Management fees accounted for 81.4%, 75.7% and 93.2%, respectively, of our revenues for the three years ended December 31, 2009, 2010 and 2011. The management fee rate was 25% during 2009, 2010 and 2011, and beginning January 1, 2012, the rate has been set at 25%.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth, as of February 17, 2012, the amount of our outstanding Class B common stock owned by shareholders known by us to own beneficially more than 5% of our Class B common stock.

Name of Individual or Identity of Group	Shares of Class B Common Stock Beneficially Owned	Percent of Outstanding Class B Common Stock
H.O. Hirt Trusts(1), Erie, Pennsylvania	2,340	91.94%
Hagen Family Limited Partnership(2), Erie, Pennsylvania	153	6.01%

(1)	There are three H.O. Hirt Trusts. Mrs. Hagen and Mrs. Vorsheck are two of the beneficiaries of the Trusts, and Thomas B. Hagen, the husband of Mrs. Hagen, and Jonathan Hirt Hagen, the son of Mrs. Hagen, are two of the contingent beneficiaries. As of the date of this information statement, the trustees of the H.O. Hirt Trusts are Mrs. Hagen, Mrs. Vorsheck and Sentinel. The trustees collectively control voting and disposition of the shares of Class B common stock. A majority of the trustees then in office acting together is required to take any action with respect to the voting or disposition of shares of Class B common stock.

(2)	Thomas B. Hagen, the chairman of our board of directors, is the general partner of the Hagen Family Limited Partnership. As general partner, Mr. Hagen has sole voting power and investment power over the shares of Class B common stock held by the Hagen Family Limited Partnership. Mr. Hagen is the husband of Mrs. Hagen and the father of Jonathan Hirt Hagen. Mrs. Hagen and Jonathan Hirt Hagen are also directors of the Company.

The following table sets forth, as of February 17, 2012, the amount of the outstanding shares of Class A common stock and Class B common stock beneficially owned by (i) each director and candidate for director nominated by our Nominating and Governance Committee, or “nominating committee,” (ii) each executive officer named in the Summary Compensation Table and (iii) all of our executive officers and directors as a group.

Name of Individual or Identity of Group	Shares of Class A Common Stock Beneficially Owned(1)(2)	Percent of Outstanding Class A Common Stock(3)	Shares of Class B Common Stock Beneficially Owned(1)(2)	Percent of Outstanding Class B Common Stock(3)
Directors and Nominees for Director:
J. Ralph Borneman, Jr.	50,000	—	—	—
Terrence W. Cavanaugh	43,782	—	—	—
Jonathan Hirt Hagen	223,130	—	1	—
Susan Hirt Hagen(4)	6,658,800	13.95%	12	—
Thomas B. Hagen(5)	10,091,159	21.14%	157	6.17%
C. Scott Hartz	2,097	—	—	—
Claude C. Lilly, III	1,306	—	—	—
Lucian L. Morrison(6)	—	—	—	—
Thomas W. Palmer	770	—	—	—
Martin P. Sheffield	700	—	—	—
Richard L. Stover	1,023	—	—	—
Elizabeth Hirt Vorsheck(7)	4,782,282	10.02%	—	—
Robert C. Wilburn	3,000	—	—	—

Executive Officers(8):

Marcia A. Dall	1,975	—	—	—
James J. Tanous	11,574	—	—	—
Michael S. Zavasky	23,773	—	—	—
Douglas F. Ziegler(9)	36,497	—	—	—
All Directors and Executive Officers as a Group (19 persons)(10)	21,946,817	45.97%	170	6.68%

(1)	Information furnished by the named persons.

(2)	Under the rules of the Securities and Exchange Commission, or “SEC,” a person is deemed to be the beneficial owner of securities if the person has, or shares, “voting power,” which includes the power to vote, or to direct the voting of, such securities, or “investment power,” which includes the power to dispose, or to direct the disposition, of such securities. Under these rules, more than one person may be deemed to be the beneficial owner of the same securities. Securities beneficially owned also include securities owned jointly, in whole or in part, or individually by the person’s spouse, minor children or other relatives who share the same home. The information set forth in the above table includes all shares of Class A common stock and Class B common stock over which the named individuals, individually or together, share voting power or investment power. The table does not reflect shares of Class A common stock and Class B common stock as to which beneficial ownership is disclaimed.

(3)	Less than 1% unless otherwise indicated.

(4)

Mrs. Hagen owns 300 shares of Class A common stock directly and 6,658,500 shares of Class A common stock indirectly through a revocable trust of which Mrs. Hagen was the grantor and is the sole trustee and beneficiary. Mrs. Hagen owns 12 shares of Class B common stock directly. Mrs. Hagen disclaims beneficial ownership of the 5,100 shares of Class A common stock and four shares of Class B common stock owned by Thomas B. Hagen, her husband, and the 10,086,059 shares of Class A common stock and 153 shares of

Class B common stock owned by the Hagen Family Limited Partnership, for which Thomas B. Hagen, as general partner, has sole voting power and investment power. Mrs. Hagen also disclaims beneficial ownership of any shares of Class B common stock held by the H.O. Hirt Trusts of which she is a beneficiary, contingent beneficiary and one of three trustees.

(5)	Mr. Hagen owns 5,100 shares of Class A common stock directly and 10,086,059 shares of Class A common stock indirectly through the Hagen Family Limited Partnership. Mr. Hagen owns four shares of Class B common stock directly and 153 shares of Class B common stock indirectly through the Hagen Family Limited Partnership. Mr. Hagen disclaims beneficial ownership of the 300 shares of Class A common stock and 12 shares of Class B common stock owned by Mrs. Hagen, his wife, and the 6,658,500 shares of Class A common stock owned indirectly by Mrs. Hagen. Mr. Hagen also disclaims beneficial ownership of any shares of Class B common stock held by the H.O. Hirt Trusts of which his wife is a beneficiary, contingent beneficiary and one of three trustees.

(6)	See discussion under Director Compensation — Director Stock Ownership Guidelines.

(7)	Mrs. Vorsheck owns 69,516 shares of Class A common stock directly and 4,712,766 shares of Class A common stock indirectly through several trusts.

(8)	Excludes Mr. Cavanaugh, who is listed under “Directors and Nominees for Director.”

(9)	Includes 30,347 shares of Class A common stock held by Mr. Ziegler directly and 6,150 shares of Class A common stock held by his wife.

(10)	Includes Executive Vice Presidents George D. Dufala and John F. Kearns.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” requires that the officers and directors of a corporation, such as us, that has a class of equity securities registered under Section 12 of the Exchange Act, as well as persons who own more than 10% of a class of equity securities of such a corporation, file reports of their ownership of such securities, as well as statements of changes in such ownership, with the corporation and the SEC. Based upon written representations we received from our officers and directors and shareholders owning more than 10% of any class of our stock, and our review of the statements of changes of ownership filed with us by our officers and directors and shareholders owning more than 10% of any class of our stock during 2011, we believe that all such filings required during 2011 were made on a timely basis except that Richard L. Stover, a director, inadvertently failed to timely report the acquisition of four shares of our Class A common stock made during 2010 pursuant to a broker-administered dividend reinvestment program.

PROPOSAL 1 — ELECTION OF DIRECTORS

Introduction

The election of directors by the holders of our Class B common stock is governed by provisions of the Pennsylvania Insurance Holding Companies Act, or the “Holding Companies Act,” in addition to provisions of the BCL, the Pennsylvania Associations Code and our bylaws. The following discussion summarizes these statutory and bylaw provisions and describes the process undertaken in connection with the nomination of candidates for election as directors by the holders of Class B common stock at our annual meeting.

Background of our Nominating Committee

Section 1405(c)(4.1) of the Holding Companies Act provides that the board of directors of a domestic insurer must establish one or more committees comprised solely of directors who are not officers or employees of the insurer or of any entity controlling, controlled by or under common control with the insurer. Such committee or committees must have responsibility for, among other things, recommending candidates to be nominated by the board of directors, in addition to any other nominations by voting shareholders, for election as directors by the voting shareholders. Section 1405(c)(5) of the Holding Companies Act provides that the above provisions shall not apply to a domestic insurer if the person controlling such insurer is an insurer or another business entity having a board of directors and committees thereof which already meet the requirements of Section 1405(c)(4.1). For purposes of the Holding Companies Act, we are deemed to control the Exchange and its subsidiaries, and our board of directors and its committees are in compliance with Section 1405(c)(4.1).

Section 3.09 of our bylaws is consistent with this statutory provision and provides that (i) our board of directors must appoint annually a nominating committee that consists of not less than three directors, each of whom is not an officer or employee of us or of any entity controlling, controlled by or under common control with us, and (ii) our nominating committee must, prior to each annual meeting of shareholders, determine and nominate candidates for the office of director to be elected by the holders of Class B common stock to serve terms as established by our bylaws and until their successors are elected and qualified.

In accordance with this bylaw provision, on April 19, 2011 our board of directors designated a nominating committee consisting of Jonathan Hirt Hagen, chair, Susan Hirt Hagen, Thomas W. Palmer and Elizabeth Hirt Vorsheck. As chairman of our board, Thomas B. Hagen is, ex officio, also a voting member of the nominating committee. Consistent with the Holding Companies Act, none of these persons is an officer or employee of us or of any entity controlling, controlled by or under common control with us. Each member of our nominating committee is an independent director as defined in the rules applicable to companies listed on the NASDAQ Global Select Market®, or “NASDAQ.”

Nominating Procedures

Under Section 2.07(a) of our bylaws, nominations of persons for election to our board of directors may be made at any meeting at which directors are to be elected (i) by or at the direction of our board of directors upon the recommendation of our nominating committee or (ii) by any holder of our Class B common stock.

With respect to nominations by or at the direction of our nominating committee, except as is required by rules promulgated by NASDAQ, the SEC or the Holding Companies Act, there are no specific, minimum qualifications that must be met by a candidate for our board of directors, and our nominating committee may take into account such factors as it deems appropriate. Our nominating committee generally bases its nominations on our general needs as well as the specific attributes of candidates that would add to the overall effectiveness of our board of directors. Specifically, among the significant factors that our nominating committee may take into consideration are judgment, skill, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other directors, and the extent to which the candidate would be a desirable addition to our board of directors and any committee of our board of directors.

Although we do not have a formal policy or guidelines regarding diversity of membership of our board of directors, our corporate governance guidelines recognize the value of having a board that encompasses a broad range of skills, expertise, contacts, industry knowledge and diversity of opinion. Our board has not attempted to define “diversity” or otherwise require that the composition of our board include individuals from any particular background or who possess specific attributes.

In identifying and evaluating the individuals that it selects, or recommends that our board of directors select, as director nominees, our nominating committee utilizes the following process:

•	Our nominating committee reviews the qualifications of any candidates who have been recommended by a holder of Class A common stock or Class B common stock in accordance with our bylaws.

•

Our nominating committee also considers recommendations made by individual members of our board of directors or, if our nominating committee so determines, a search firm. Our nominating committee may consider candidates who have been identified by management, but is not required to do so.

•

Our nominating committee evaluates the background, experiences, qualifications and suitability of each candidate, including the current members of our board of directors, in light of the current size and composition of our board of directors and the above discussed significant factors.

•	After such review and consideration, our nominating committee recommends a slate of director nominees to the board of directors.

Actions Taken for Nominations

Our nominating committee met on February 13, 2012 for the purposes of evaluating the performance and qualifications of the current or proposed members of our board of directors and nominating candidates for election as directors by the holders of Class B common stock at our annual meeting.

Our bylaws provide that our board of directors shall consist of not less than 7, nor more than 16, directors, with the exact number to be fixed from time to time by resolution of our board of directors. Our nominating committee recommended at its February 13, 2012 meeting that the size of our board of directors remain at 13 persons and that all 13 incumbent directors as of such date be nominated to stand for re-election as directors by the holders of Class B common stock at our annual meeting.

On February 23, 2012, our board of directors accepted the report and recommendation of our nominating committee, set the number of directors to be elected at our annual meeting at 13 and approved the nomination of J. Ralph Borneman, Jr., Terrence W. Cavanaugh, Jonathan Hirt Hagen, Susan Hirt Hagen, Thomas B. Hagen, C. Scott Hartz, Claude C. Lilly, III, Lucian L. Morrison, Thomas W. Palmer, Martin P. Sheffield, Richard L. Stover, Elizabeth Hirt Vorsheck and Robert C. Wilburn for election as directors by the holders of Class B common stock at our annual meeting. If elected, such persons would serve until our 2013 annual meeting of shareholders and until their successors are elected and qualified.

Candidates for Election

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the election of the nominees named below. All of the nominees are currently directors of the Company. If a nominee becomes unavailable for any reason, it is intended that the proxies will be voted for a substitute nominee selected by our nominating committee. Our board of directors has no reason to believe the nominees named will be unable to serve if elected.

The biography of each director nominee below contains information regarding that person’s principal occupation, positions held with the Company, service as a director, committee assignments, business experience, other director positions currently held or held at any time during the past five years, involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused our nominating committee to conclude that the person should serve as a member of our board of directors:

Name (Committee Assignments)	Age as of 4/1/12	Principal Occupation for Past Five Years and Positions with the Company; Directorships with other Public Companies During Past Five Years	Director of the Company Since
J. Ralph Borneman, Jr. CIC, CPIA (5)(7C)(8)	73	President, Chief Executive Officer and Chairman of the Board, Body-Borneman Insurance & Financial Services LLC, insurance agency, Boyertown, PA, 2005 to present; President, Chief Executive Officer and Chairman of the Board, Body-Borneman Associates, Inc., insurance agency; President, Body-Borneman, Ltd. and Body-Borneman, Inc., 1967-2005, insurance agencies he co-founded; Director, National Penn Bancshares; Director, Erie Family Life Insurance Company, 1992-2007.	1992

		Mr. Borneman has extensive knowledge of, and over 40 years of experience with, the business of insurance, agency matters, sales and marketing, and insurance distribution strategies. Mr. Borneman also has experience as a director of other public companies.

Terrence W. Cavanaugh (5)(6)(7)	58	President and Chief Executive Officer of the Company, July 2008 to present; Senior Vice President, Chubb & Son/Federal Insurance and Chief Operating Officer, Chubb Surety, for more than five years prior thereto.	2008

		Mr. Cavanaugh has prior executive management experience with a large national property-casualty insurance company, and broad knowledge of insurance operations and the insurance industry.

Jonathan Hirt Hagen, J.D. (2)(3)(4C)(7)(8)	49	Vice Chairman, Custom Group Industries, Erie, PA, machining and fabrication manufacturing companies, since 1999; private investor, since 1990; Director, Erie Family Life Insurance Company, 2005-2007.	2005

		Mr. Hagen, as the grandson of our late founder and longtime leader of the Company, has significant knowledge of our history and culture. His extensive business and legal educational background, prior insurance experience and service on our board also give him broad knowledge of the insurance industry and business law. In addition, he has experience with his family’s business interests, as a private investor and as a director of another public company.

Sunsan Hirt Hagen (1)(4)(5)(8C)	76	Co-Trustee of the H.O. Hirt Trusts, Erie, PA, since 1967; private investor, since 1989; Director, Erie Family Life Insurance Company, 1980-2007.	1980

Name (Committee Assignments)	Age as of 4/1/12	Principal Occupation for Past Five Years and Positions with the Company; Directorships with other Public Companies During Past Five Years	Director of the Company Since
		Mrs. Hagen is the daughter of our late founder, who was the longtime leader of the Company. She is one of three trustees of the H.O. Hirt Trusts which control a majority of our voting stock. She also individually directly controls a significant shareholding interest in the Company. In addition to her extensive knowledge of the Company, as our longest serving active director, she is a highly recognized community leader, both locally and statewide. In 2010, she received the Distinguished Citizen of the Commonwealth Award from The Pennsylvania Society. Over many years, she has served on numerous boards of directors, including Chautauqua Institution, Wittenberg University and the Erie Community Foundation. Mrs. Hagen also has prior experience as a director of another public company.

Thomas B. Hagen (1C)(9)	76	Chairman/Owner, Custom Group Industries, Erie, PA, machining and fabrication manufacturing companies, since 1997; General Partner, Hagen Family Limited Partnership, since 1989; Non-executive Chairman of the Board of our Company and of our affiliated insurance companies, since 2007, and an employee (1953-1995) and former agent of the Company, including service as President (1982-1990) and Chairman & CEO (1990-1993); Director, Erie Family Life Insurance Company.	2007 and 1979-1998

		Mr. Hagen, the son-in-law and close associate of our late founder and longtime leader of the Company, has extensive insurance knowledge and experience having previously served the Company for over 40 years in a variety of leadership positions, including as our CEO. He has held leadership positions in various insurance industry and business trade groups and currently is immediate past Chairman of the Pennsylvania Chamber of Business and Industry. He also has broad executive management and leadership experience having served on various civic and business boards of directors, including the boards of two other public companies. He has served as Pennsylvania’s Secretary of Commerce and Secretary of Community & Economic Development, and is a retired Captain in the U.S. Navy Reserve. Additionally, he controls the second largest voting and the largest non-voting shareholding interest in the Company.

Name (Committee Assignments)	Age as of 4/1/12	Principal Occupation for Past Five Years and Positions with the Company; Directorships with other Public Companies During Past Five Years	Director of the Company Since
C. Scott Hartz, CPA (6C)(7)	66	Chief Executive Officer, Hartz Group, strategy and technology consulting, Bala Cynwyd, PA, since 2002; Senior Managing Director, SCIUS Capital Group, LLC, 2002 to 2007; Director, Erie Family Life Insurance Company, 2003-2007; Chief Executive Officer, PwC Consulting, 1995 to 2002.	2003

		Mr. Hartz has a strong background in technology, information technology consulting and investments. He has prior experience in executive management and as a director of another public company.

Claude C. Lilly, III, Ph.D., CPCU, CLU (2C)(6)(7)(8)	65	Dean, College of Business and Behavioral Science, Clemson University, Clemson, SC, since 2007; Dean, Belk College of Business Administration, University of North Carolina Charlotte, 1998 to 2007; James J. Harris Chair of Risk Management and Insurance, Belk College of Business Administration, University of North Carolina Charlotte, 1997 to 2007; Director, Charlotte Branch of the Federal Reserve Bank of Richmond; Director, FairPoint Communications, Inc. until January 2011; Director, Erie Family Life Insurance Company, 2000-2007.	2000

		Dr. Lilly has extensive experience with risk assessment and management, and broad knowledge of insurance operations, regulation of insurance companies and financial reporting. He satisfies the SEC requirements of an audit committee financial expert. Dr. Lilly also has experience as a director of other public companies.

Lucian L. Morrison, Esq. (2)(3)(6)(8)	75	Independent trustee and consultant in trust, estate, probate and qualified plan matters, Houston, TX, since 1992; Director, Far East Energy Corporation; Director, Erie Family Life Insurance Company, 2006-2007.	2006

		Mr. Morrison has an extensive background in business law, the law of fiduciaries, investment analysis and financial reporting. He also has experience as a director of other public companies.
Thomas W. Palmer, Esq. (1)(2)(3)(4)(7)	64	Member and a managing partner of the law firm of Marshall & Melhorn, LLC, Toledo, OH, since 1972; Director, Erie Family Life Insurance Company, 2006-2007.	2006

		Mr. Palmer has significant experience with business and corporate law, business dispute resolution, corporate governance, financial reporting and family-owned enterprises. He is a Board Leadership Fellow of the National Association of Corporate Directors and also has prior experience as a director of another public company.

Name (Committee Assignments)	Age as of 4/1/12	Principal Occupation for Past Five Years and Positions with the Company; Directorships with other Public Companies During Past Five Years	Director of the Company Since

Martin P. Sheffield, CPCU (2)(7)(8)	61	Owner, Sheffield Consulting, LLC, Bath, PA, insurance consultants, since 2003; Director, Penn-America Group, Inc., 2002-2005.	2010

		Mr. Sheffield has extensive insurance industry, business and executive management experience, including having served 22 years as CEO of Co-Operative Insurance Company of Western New York, which ultimately became part of the Erie Insurance Group, as the Executive Director of Strategic Consulting for Ward Group, and as Vice President of the Property-Casualty Rating Division of A.M. Best. Mr. Sheffield also has prior experience as a director of another public company.

Richard L. Stover (1)(2)(6)	69	Managing Principal, Birchmere Capital, L.P., Pittsburgh, PA, private equity fund, since 2000.	2010

		Mr. Stover’s career has been concentrated in banking and finance. In addition to prior executive experience with financial institutions, including Mellon Bank, Bank of New England and GE Capital, he has extensive knowledge of investments, credit and corporate finance.

Elizabeth Hirt Vorsheck (1)(4)(5C)(7)(8)	56	Co-Trustee of the H.O. Hirt Trusts, Erie, PA, since 2007; more than 30 years experience as managing principal of family business interests; private investor; and more than 10 years experience as principal of a family charitable foundation and other charitable initiatives.	2007

		Mrs. Vorsheck is a granddaughter of H.O. Hirt, the late founder and longtime leader of the Company, a daughter of F.W. Hirt, the late founder of Erie Family Life Insurance Company, who served the Erie Indemnity Company in many distinguished positions, culminating his lifelong career as Chairman of the Board having built and expanded the Erie Insurance Group of companies, and niece of Mr. and Mrs. Hagen. Mrs. Vorsheck is one of three trustees of the H.O. Hirt Trusts which control a majority of our voting stock. In addition, she individually directly controls a significant shareholding interest in the Company.

Name (Committee Assignments)	Age as of 4/1/12	Principal Occupation for Past Five Years and Positions with the Company; Directorships with other Public Companies During Past Five Years	Director of the Company Since

Robert C. Wilburn, Ph.D. (3C)(5)(6)	68	Distinguished Service Professor and Director, Heinz College, Carnegie Mellon University, Washington, D.C., since 2009; President and Chief Executive Officer, Gettysburg Foundation, Gettysburg, PA, 2000 to 2009; Director, Harsco, Inc.; Director, Erie Family Life Insurance Company, 1999-2007.	1999

		Dr. Wilburn has broad executive management experience as a university president, CEO of two nationally prominent foundations and service as Pennsylvania’s Secretary of Budget and Secretary of Education. He has extensive knowledge of corporate finance and executive compensation. Dr. Wilburn also has experience as a director of other public companies.

(1)	Member of our Executive Committee.

(2)	Member of our Audit Committee.

(3)	Member of our Compensation Committee

(4)	Member of our Nominating Committee.

(5)	Member of our Charitable Giving Committee.

(6)	Member of our Investment Committee.

(7)	Member of our Strategy Committee.

(8)	Member of our Exchange Relationship Committee.

(9)	Ex officio non-voting member of our Audit and Compensation Committees and voting member of all other committees.

C	Denotes committee chairperson.

Our board of directors has determined that each of the following directors and director nominees satisfies the definition of an “independent director” as set forth in the rules promulgated by NASDAQ:

Jonathan Hirt Hagen

Susan Hirt Hagen

Thomas B. Hagen

C. Scott Hartz

Claude C. Lilly, III

Lucian L. Morrison

Thomas W. Palmer

Martin P. Sheffield

Richard L. Stover

Elizabeth Hirt Vorsheck

Robert C. Wilburn

Required Vote. Cumulative voting rights do not exist with respect to the election of directors. A director nominee shall only be elected if the total votes cast by the voting shareholders for the election of such director nominee represents a majority of the Class B shares outstanding and entitled to vote at our annual meeting.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE CANDIDATES FOR DIRECTOR NOMINATED BY OUR NOMINATING COMMITTEE.

OUR BOARD OF DIRECTORS

Introduction

Our board of directors is currently comprised of 13 members, all of whom were elected at our 2011 annual meeting to serve for a term of one year. Vacancies on our board of directors may be filled only by persons elected by a majority of the remaining directors, or by our voting shareholders, in accordance with our bylaws.

All directors hold office until their respective successors are elected and qualified, or until their earlier death, resignation or removal. There are no family relationships between any of our directors or executive officers, except for the following:

•	Thomas B. Hagen, chairman of our board of directors and chairman of our executive committee, and Mrs. Hagen, a director, are husband and wife;

•	Jonathan Hirt Hagen, a director, is the son of Thomas B. Hagen and Mrs. Hagen, and a first cousin of Mrs. Vorsheck; and

•	Mrs. Vorsheck, a director, is a niece of Mrs. Hagen and a first cousin of Jonathan Hirt Hagen.

During 2011, each director attended more than 75% of the number of meetings of our board of directors and the standing committees of our board of directors of which such director was a member.

Board Leadership and Executive Sessions

The chairman of our board of directors is elected annually by the remaining directors on our board. In addition to presiding at all meetings of shareholders and of our board of directors, the chairman’s duties include setting priorities, establishing agendas for meetings of the board, providing board leadership, and communicating with the chief executive officer, or “CEO,” on matters of strategic direction. The chairman also serves ex officio as a member of all other board committees of which he is not a designated member.

Since our incorporation in 1925, we have traditionally separated the positions of chairman of the board and CEO of the Company. Although our board of directors has no specific policy regarding separation of these offices and our bylaws permit the chairman to serve as CEO, our board has determined that separating these positions is currently in the best interest of the Company and our shareholders. Given the length of time and different capacities in which our current chairman has served the Company, including as a prior president and CEO, and his status as an independent director under NASDAQ rules, our board believes that separating these positions is an important component of our management succession plan, and allows our chairman to lead the board in its independent oversight of management and our CEO to focus on the day-to-day issues affecting our business.

A majority of the directors on our board meet the definition of an “independent director” under NASDAQ rules. Our independent directors meet in executive session without management directors or management present. These sessions generally take place prior to or following regularly scheduled board meetings. The directors met in such sessions five times during 2011.

Risk Oversight

Our board of directors oversees our risk management process. This oversight is primarily accomplished through the board’s committees and management’s reporting processes. We do not have a formal risk committee; however, our audit committee focuses on risk related to accounting, internal controls and financial and tax reporting. The audit committee also assesses economic and business risks and monitors compliance with ethical standards. Our Executive Compensation and Development Committee, or “compensation committee,” identifies and oversees risks associated with our executive compensation policies and practices; our nominating committee identifies and oversees risks associated with director independence, related person transactions and the implementation of corporate governance policies; and our Investment Committee identifies and assesses the risks associated with our investment portfolio and the portfolios of the companies we manage.

Committees of Our Board

Our board of directors met six times in 2011. The standing committees of our board of directors are our executive committee, audit committee, compensation committee, nominating committee, charitable giving committee, investment committee, strategy committee and exchange relationship committee.

Our executive committee, which did not meet during 2011, has the authority, subject to certain limitations, to exercise the power of our board of directors between regular meetings.

Our audit committee met seven times in 2011. Consistent with Section 1405(c)(4) of the Holding Companies Act and the Sarbanes-Oxley Act of 2002, or “Sarbanes-Oxley,” our audit committee has responsibility for the selection of independent registered public accountants, reviewing the scope and results of their audit and reviewing our financial condition and the adequacy of our accounting, financial, internal and operating controls. Our audit committee operates pursuant to a written charter, a copy of which may be viewed on our website at: http://www.erieinsurance.com.

Our compensation committee met seven times in 2011. Consistent with Section 1405(c)(4.1) of the Holding Companies Act and our bylaws, our compensation committee has responsibility for recommending to our board of directors, at least annually, the competitiveness and appropriateness of the salaries, short- and long-term incentive plan awards, terms of employment, non-qualified retirement plans, severance benefits and perquisites of our CEO, executive vice presidents and such other named executives as required by rules of the SEC or NASDAQ listing standards, and such other responsibilities as our board of directors may designate. See Executive Compensation — Compensation Committee Interlocks and Insider Participation. Our compensation committee operates pursuant to a written charter, a copy of which may be viewed on our website at: http://www.erieinsurance.com.

Our nominating committee met three times in 2011. Consistent with Section 1405(c)(4.1) of the Holding Companies Act and our bylaws, our nominating committee has responsibility for identification of individuals believed to be qualified to become members of our board of directors and to recommend to our board of directors nominees to stand for election as directors; identification of directors qualified to fill vacancies on any committee of our board; and evaluation of the procedures and process by which each committee of our board of directors undertakes to self-evaluate such committee’s performance. Our nominating committee operates pursuant to a written charter, a copy of which may be viewed on our website at: http://www.erieinsurance.com.

Director Education

We encourage our directors to further their knowledge and advance their skills as directors of a public company. To that end, we offer a director education program which provides each director with access to various resources to assist him or her with enhancing those skills necessary to be an effective director. See Director Compensation — Director Education Program.

DIRECTOR — SHAREHOLDER COMMUNICATIONS

Our shareholders may communicate with our board of directors through our secretary. Shareholders who wish to express any concerns to any of our directors may do so by sending a description of those concerns in writing addressed to a particular director, or in the alternative, to “Non-management Directors” as a group, care of our secretary at our headquarters, 100 Erie Insurance Place, Erie, Pennsylvania 16530. All such communications that are received by our secretary will be promptly forwarded to the addressee or addressees set forth in the communication.

Recognizing that director attendance at our annual meeting provides our shareholders with an opportunity to communicate with directors about issues affecting us, we actively encourage our directors to attend our annual meeting. In 2011, all of our directors attended our annual meeting.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our executive compensation program, which is based upon a pay for performance philosophy, is developed and monitored by our compensation committee. The committee establishes the compensation philosophy and policies for our executive officers, which include our CEO and executive vice presidents. In fulfilling this role, the committee is responsible for establishing principles that guide the design of compensation programs for all executives. In so doing, it reviews the performance results of each executive and establishes individual compensation levels. SEC regulations require us to disclose information about the compensation of certain executive officers. These so called “named executive officers,” or “NEOs,” include our CEO, our chief financial officer, or “CFO,” and the next three most highly compensated officers of the Company.

The primary corporate goals used for our incentive plans in 2011 were (1) the Property and Casualty Group’s growth in direct written premium and (2) statutory combined ratio. Our performance compared to goals set at the beginning of the year was mixed. We performed favorably against our premium goals; direct written premium increased 5.9% in 2011, exceeding our target of 5.6%. This increase resulted from a 2.5% increase in policies in force and a 3.3% increase in the year-over-year average premium per policy. Like many of our peers, we experienced a year of significant weather-related catastrophes throughout our footprint. As a result, our statutory combined ratio for 2011 was 108.0%, versus the target of 100.0%. The 2011 result included 18.6 points of catastrophe related losses offset by 6.6 points of favorable development on prior accident years. This performance impacted our NEOs’ compensation under our incentive plans for 2011. Payments under the Annual Incentive Plan, or “AIP,” to our NEOs were approximately 50% lower than the previous year since both corporate goals were achieved in 2010. We expect our performance relative to our peer group for the 2009-2011 performance period to be slightly better when compared to the 2008-2010 performance period. As a result, we expect the payments to our NEOs under our Long Term Incentive Plan, or “LTIP,” to be slightly higher than the prior year. The effect of current year performance on AIP and LTIP payments indicates that our compensation programs are operating as intended and that we are rewarding our NEOs in accordance with our pay for performance philosophy. Additional information regarding our financial results for the year ended December 31, 2011, is provided in Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K filed with the SEC on February 27, 2012.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or “Dodd-Frank Act,” gives our voting shareholders the right to approve, on a non-binding advisory basis, the compensation paid to our NEOs as disclosed in our information statement. We conducted our first non-binding advisory vote on the compensation of our NEOs on April 19, 2011. Our voting shareholders unanimously approved the compensation of the Company’s NEOs. Based on these favorable results, we determined that it was not necessary to implement changes to our compensation programs.

The Dodd-Frank Act also allows our voting shareholders to select, on a non-binding advisory basis, how often they would like the opportunity to vote on the compensation of our NEOs. We conducted our first non-binding advisory vote on April 19, 2011, and 99% of our voting shareholders selected “every three years” as the preferred frequency. After considering the preference of the majority of our voting shareholders, our board of directors determined that the Company will hold a non-binding advisory vote on the compensation of its NEOs every three years. The next advisory vote will be held at the Company’s 2014 annual meeting.

Named Executive Officers (NEOs)

In accordance with SEC regulations, the NEOs for 2011, as presented in our Summary Compensation Table, include the following:

Principal executive officer	Terrence W. Cavanaugh, President and Chief Executive Officer
Principal financial officer	Marcia A. Dall, Executive Vice President and Chief Financial Officer
Next three most highly compensated officers	James J. Tanous, Executive Vice President, Secretary and General Counsel
Michael S. Zavasky, Executive Vice President, Insurance Operations
Douglas F. Ziegler, Senior Vice President, Chief Investment Officer and Treasurer

Although Mr. Ziegler is included hereafter as an NEO, as a senior vice president his total compensation offering was reviewed and set by our CEO. Mr. Ziegler retired as senior vice president, chief investment officer and treasurer of the Company effective December 31, 2011.

Risk Management

We have a formal enterprise risk management program that falls under the leadership of our CFO. The purpose of this program is to promote risk-intelligent decision making and, in turn, increase the likelihood of achieving our corporate objectives. Our board of directors receives regular reports advising them of potential organizational risks and supporting mitigating policies.

The compensation committee evaluates annually the risks associated with the annual and long-term incentive compensation programs for our executive and senior leader team to ensure that they do not promote behavior that would negatively impact the value of the Company. The committee ensures that performance measures used in these programs align with our overall business strategy. One risk management tool is our stock ownership guidelines. We believe that requiring executives to hold shares of our stock for an extended period of time discourages them from taking risks for short-term or immediate gain. Another risk management tool is our policy on recoupment of officer bonuses that allows us to “clawback” bonuses paid under our AIP and LTIP as described herein. In addition to these tools, our compensation committee also has the discretion to reduce awards to any individual participant in the incentive plans. The committee also balances compensation risk by comparing our property and casualty insurance results to a peer group of companies in our LTIP. The committee closely monitors our results against those of our peers during each three-year performance period to determine whether we are performing dramatically above or below the industry, which may be an indicator of inappropriate risk-taking by management.

Consistent with our pay-for-performance philosophy, we utilize annual variable pay programs for all other members of our management team and certain non-management employees. Approximately 1,000 of our 4,300 full-time employees participate in one of these programs. The corporate performance measures used in these programs are aligned with those used in the AIP for our executive and senior leaders. We believe this promotes alignment of efforts across the organization while minimizing conflict among management team members as they lead the organization to achieve operational goals each year. While the compensation committee does not directly oversee the variable pay programs, changes to compensation programs for all employees are communicated to the committee when they occur.

Compensation Philosophy

The goal of our executive compensation program is to attract, motivate, retain and reward executives in a fiscally responsible manner. To achieve this objective, we design executive compensation programs that encourage our executives to strive for performance that is better than the industry average. We provide a mix of fixed and variable compensation that is intended to motivate our executives to execute on short- and long-term objectives that build sustainable long-term value. We also believe our compensation program balances the interests of our primary stakeholders, our shareholders, with the policyholders of the Exchange.

Our variable compensation is tied to (1) each executive’s individual performance and (2) the overall performance of the Company, thereby supporting our performance-based compensation philosophy. Because our executives have a greater ability to influence our financial performance through their decisions, the percentage of an executive’s total direct compensation (i.e., base salary, annual and long-term incentive plans) comprised of variable pay increases with their level of individual responsibility.

Base salary is a fixed level of income to our executives for the competencies and performance they demonstrate in their roles. Base salaries are linked to other compensation elements, including short- and long-term incentive plans. Targets in these plans are based upon a percentage of each executive’s base salary.

Setting Executive Compensation

Our compensation committee establishes the compensation philosophy and policies for our executive officers, including our CEO and executive vice presidents. In fulfilling this role, the committee is responsible for establishing principles that guide the design of compensation programs for all executives. In so doing, it reviews the performance results of each executive and establishes individual compensation levels. When setting 2011 executive compensation, the committee used an internally-prepared analysis of (1) market pay data collected from various published surveys from a broad group of property and casualty insurance companies and (2) data from publicly disclosed proxy materials of a select group of property and casualty insurance companies. Our compensation committee then considered the nature and extent of each executive’s skills, scope of responsibilities, performance and effectiveness in supporting our long-term goals.

In preparing the 2011 benchmark and survey data for our compensation committee’s consideration, the following methodology was used:

•	Competitive compensation levels for our executives were determined by matching each position to survey benchmark positions found in the market.

•

Compensation data was obtained from various published insurance industry and general industry sources, including William M. Mercer, Towers Watson Executive Survey and Towers Watson Survey Report on Top Management.

•

An executive compensation benchmarking was performed for a peer group of property and casualty insurance companies we consider to be our competitors for policyholders, and in some cases employees, and similar to us in terms of lines of business, net premiums written and/or asset size. The peer group used in our 2011 base salary analysis consisted of: American Family Insurance Group, Auto Club Group, Cincinnati Insurance Companies, COUNTRY Financial, Farmers Insurance Group, The Hanover Insurance Group Property and Casualty Companies, Harleysville Insurance, Mercury General Group, Selective Insurance Group, Sentry Insurance Group, State Farm Group, USAA Group, and Westfield Group.

•	Our existing compensation levels were analyzed and compared at the 50th percentile for similar positions.

The compensation committee engaged an outside consultant, Aon Hewitt, to assist with these duties in setting 2011 executive compensation, and to provide information on certain market-prevalent practices. Although Aon Hewitt did not perform any additional services for our organization in 2011, we used Aon Risk Insurance Services, Inc. as the broker for our Company’s management liability insurance program and paid them $135,000 for these services in 2011. In addition, we paid McLagan Partners, Inc. and Ward Group, companies related to Aon Hewitt, $101,375 for survey participation and consulting fees.

Executive Compensation Elements

We achieve the compensation objectives stated above by providing the following elements of executive compensation:

•	A base salary that represents a fixed level of cash compensation for performing day-to-day responsibilities based on external competitiveness, level of experience, and individual performance;

•

A performance-based annual incentive program that provides each executive an opportunity to earn a cash award based on the achievement of pre-determined goals or other performance objectives during the course of a one-year period;

•

A long-term incentive program that provides an opportunity for each executive to earn an award based on the achievement of performance objectives, as measured against a pre-defined peer group, that create long-term value for our shareholders; and

•

Benefits that include an unfunded, non-qualified supplemental retirement plan, or “SERP,” that enables eligible participants to earn benefits in excess of those that can be earned under our tax-qualified defined benefit pension plan and an unfunded, non-qualified deferred compensation arrangement, or “deferred compensation plan,” that enables eligible participants to defer receipt of a portion of their compensation until a later date.

Target Compensation

Our compensation committee approved a change in the mode of payment under the LTIP. Beginning with the 2011-2013 performance period, awards will be paid in shares of our Class A common stock. The committee believes that awards made in the form of stock will more closely link the executives’ wealth accumulation to shareholder wealth creation than awards made in cash. As a result of this change in mode of payment from cash to stock, SEC regulations require that two performance periods be reported for our NEOs in the 2011 Summary Compensation Table.

The following table summarizes only the targeted annual compensation granted to participants for 2011 compared to the amount reported in the Summary Compensation Table. The difference reflects the payout from the 2009-2011 LTIP performance period, which was earned in 2011, but awarded as part of each executive’s 2009 compensation package. However, this table is not intended to replace information required by the SEC and disclosed in the Summary Compensation Table herein.

Name and Principal Position	Year	Salary ($)	Target AIP Bonus ($)	Target LTIP ($)	Target Total Direct Compen- sation ($)	Compensation as Reported in the Summary Compensation Table ($)
Terrence W. Cavanaugh President and Chief Executive Officer	2011	815,769	668,000	793,295	2,277,064	3,298,036
Marcia A. Dall Executive Vice President and Chief Financial Officer	2011	422,115	255,000	318,790	995,905	1,489,731
James J. Tanous Executive Vice President, Secretary and General Counsel	2011	419,692	253,200	316,547	989,439	1,572,697
Michael S. Zavasky Executive Vice President Insurance Operations	2011	356,154	216,000	270,064	842,218	1,554,311
Douglas F. Ziegler Senior Vice President, Chief Investment Officer and Treasurer	2011	381,425	191,787	268,521	841,733	1,530,137

Total target direct compensation (the sum of base annual salary, target level annual incentive compensation and target level long-term incentive compensation) represents the sum of compensation the committee awards to the NEOs each year.

Base Salary

For 2011, the compensation committee approved the following base salary increases to recognize performance, change in responsibility and/or market comparables. Effective March 1, 2011, base salary for Mr. Cavanaugh was set at $835,000, an increase of $100,000; for Ms. Dall, $425,000, an increase of $15,000; for Mr. Tanous, $422,000, an increase of $12,000; and for Mr. Zavasky, $360,000, an increase of $20,000. Mr. Ziegler’s base salary was set at $383,574, an increase of $11,172. Since Mr. Ziegler was a senior vice president, his increase was computed in accordance with normal merit increase practices for other employees within the Company.

Annual Incentive Plan (AIP)

Our 2011 AIP payouts for our NEOs were again based on the attainment of corporate and individual performance measures established at the beginning of 2011. Our compensation committee believes that this is an appropriate balance of corporate and individual performance goals which results in increased differentiation of rewards and improved line of sight among participants. With respect to the 2011 AIP, 80% of the award was based on corporate performance measures, and 20% was tied to individual performance measures for our CEO and executive vice presidents. For our senior vice presidents, the award was based 40% on corporate performance measures; 40% on divisional measures; and the remaining 20% on individual performance goals.

2011 AIP Performance Measures and Weighting

	% Increase in Direct Written Premiums	Statutory Combined Ratio	Individual and Division Weighting
Terrence W. Cavanaugh	40%	40%	20%
Marcia A. Dall	40%	40%	20%
James J. Tanous	40%	40%	20%
Michael S. Zavasky	40%	40%	20%
Douglas F. Ziegler	20%	20%	60%

Once the target percentages were determined, our compensation committee, with support from our board of directors, established appropriate AIP performance measures expected to drive strong organizational performance. Our board of directors and management reviewed our historical performance, operating goals and industry estimates to identify those areas where incentives would have the greatest impact on helping us achieve our strategic objectives in the following year.

The compensation committee then set a minimum, or ‘threshold,’ a target and a maximum for each performance measure. The maximum was intended to incent a participant’s performance to achieve a maximum performance payout. Results between the threshold and target provided a partial payout when a portion of the goal was achieved. The target goals for the growth and profitability measures were set at a level equal to or better than projected average industry performance.

The company performance measures for the NEOs are noted in the table below.

2011 Company Performance Measures

	Actual Result	Threshold	Target	Maximum
% increase in Direct Written Premium(1)	5.9%	4.0%	5.6%	7.0%
Statutory Combined Ratio(2)	108%	102%	100%	97%

(1)	The year-over-year percentage increase in the Property and Casualty Group’s direct written premium.

(2)	The statutory combined ratio of the Property and Casualty Group measures the underwriting profitability of our property and casualty insurance business without consideration of investment earnings or federal income taxes.

The committee believes these corporate performance measures promote growth while maintaining a strong underwriting discipline (through the statutory combined ratio). The following table describes each NEO’s individual goals and results, and Mr. Ziegler’s divisional goals and results, which account for the remaining portion of their AIP payouts.

Goals	Participants	Description	Results
Strengthen Technology Platform	Terrence W. Cavanaugh	Provide direction to leadership team related to delivery of a pre- determined menu of technology projects that relate to 2011 organizational priorities.	Made progress on building overall technology infrastructure that helps ERIE move to a more competitive technology platform; however, certain deliverables were not met that will be needed for ERIE’s success in executing on strategic goals longer term.
Succession Planning and Employee Development	Marcia A. Dall	Continue to strengthen leadership team and depth of talent in key areas of the actuarial function such as life and property and casualty lead actuarial positions.	Recruited talent for key actuarial positions and strengthened additional areas of the finance team through organizational design and development of strong performers.
Capital Management	Marcia A. Dall Douglas F. Ziegler	Execution of share repurchase goals to improve capital management efficiency.	Delivered leadership for the Company’s share repurchase program with approximately 2.2 million shares repurchased at an average price of $70.53.
Succession Planning and Employee Development	James J. Tanous	Execution of succession planning at the executive vice president and senior vice president levels and continued maturation of compliance and internal audit functions as well as interactions with other parts of the organization.	Worked with team on succession planning and career development. Increased the roles and responsibilities of the compliance function and added depth to internal audit staff, particularly around IT knowledge.
Technology Related Deliverables	Michael S. Zavasky	Deliver a pre-determined menu of technology projects that relate to 2011 organizational priorities, particularly as they relate to greater ease of doing business.	Made progress on four key technology deliverables; however, certain milestones were not met and there was a shortfall surrounding supporting change management techniques.
Succession Planning and Employee Development	Douglas F. Ziegler	Provide mentoring and coaching to investment leaders particularly as Mr. Ziegler readied for his retirement on December 31, 2011.	Developed and implemented individual development priorities within the investment division and identified potential successors for key positions.
Stronger Investment Return Against Market	Douglas F. Ziegler	One year investment return for the Erie Insurance Group’s investment portfolio measured against a composite benchmark of market indices. The targeted investment return was set higher than the composite benchmark.	Erie Insurance Group’s investment portfolio performance lagged behind the target by 1.29%.

The 2011 target and actual percentages for AIP awards earned are noted in the table below. AIP bonuses were paid on March 7, 2012.

2011 AIP Target and Actual Awards

	AIP Target as a % of Base Salary	Actual 2011 AIP as a % of Base Salary(1)	Actual 2011 AIP Payout ($)	Achievement Relative to Threshold, Target or Maximum
Terrence W. Cavanaugh	80%	48%	$397,914	Below Target
Marcia A. Dall	60%	50%	$213,098	Below Target
James J. Tanous	60%	46%	$192,604	Below Target
Michael S. Zavasky	60%	37%	$132,987	Below Target
Douglas F. Ziegler	50%	32%	$123,288	Below Target

(1)	Includes consideration of all components of AIP (e.g., corporate, individual and divisional goals, as appropriate).

We continued to use a funding qualifier for the 2011 AIP. The compensation committee determined that it would be appropriate to first consider our overall financial results before making payments to individuals based on achievement of the specific performance goals set forth above. The funding qualifier is based on our net operating income (i.e., net income excluding realized gains or losses and impairments on investments and related taxes). Use of our net operating income helps to balance the interests of shareholders with those of our policyholders. In order for a payout to occur under the 2011 AIP, net operating income had to exceed $108 million, calculated as 75% of our 2011 forecasted net operating income. For 2011, our net operating income totaled $167 million, thereby exceeding the qualifier and funding the 2011 AIP.

Long-Term Incentive Plan (LTIP)

The purpose of our LTIP is to enhance our growth and profitability, and that of the Exchange, by providing longer term rewards to executives who are capable of having a significant impact on our performance. We accomplish this by providing eligible executives with incentives based on attainment of certain performance goals over three-year performance periods; performance is measured and compared to an industry peer group selected by the compensation committee.

For the 2011-2013 performance period under our LTIP, the peer group is comprised of the following companies: Allstate Insurance Group, American Family Insurance Group, Auto Owners Insurance Group, Cincinnati Insurance Companies, COUNTRY Financial, Farmers Insurance Group, Government Employees Insurance Group (GEICO), Grange Mutual Casualty Pool, Liberty Mutual Insurance Companies, Nationwide Group, State Auto Insurance Companies, State Farm Group, Travelers Group and USAA Group. The compensation committee believes this peer group is representative of our competition as it comprises a large share of the industry’s property and casualty insurance premiums and is consistent with the prior year’s LTIP peer group selection.

The tables below outline LTIP targets as a percentage of base salary, the criteria selected to ensure long-term sustainability and competitive positioning, as well as the weighting of the LTIP performance measures established by the compensation committee for the 2011-2013 performance period.

2011-2013 LTIP Targets

LTIP Target as a % of Base Salary
Terrence W. Cavanaugh	95%
Marcia A. Dall	75%
James J. Tanous	75%
Michael S. Zavasky	75%
Douglas F. Ziegler	70%

2011-2013 LTIP Performance Measures and Weighting

	% Increase in Direct Written Premiums	Statutory Combined Ratio	Total Return on Invested Assets
Terrence W. Cavanaugh	40%	40%	20%
Marcia A. Dall	40%	40%	20%
James J. Tanous	40%	40%	20%
Michael S. Zavasky	40%	40%	20%
Douglas F. Ziegler(1)	20%	20%	60%

(1)	The LTIP performance measure weightings established for Mr. Ziegler reflect his responsibilities as chief investment officer.

Given the nature of our business, underwriting profitability and return on investments are important to long-term financial strength. The Property and Casualty Group’s direct written premium growth is also important to our financial results as it is the primary driver of the management fee revenue we earn from the Exchange.

The 2009-2011 performance period is closed. Distributions will be made in cash later in 2012 since computations require peer group data that is not yet available. For this performance period, we have information on eleven of the twelve measurement quarters and expect the payout to be approximately 165% of target. Awards for the 2010-2012 performance period under the LTIP will also be paid in cash. Beginning with the 2011-2013 performance period, LTIP awards will be paid in shares of our Class A common stock.

Executive Compensation Changes for 2012

In determining 2012 executive compensation, the committee used tally sheets prepared by management. The tally sheets set forth all components of each executive’s compensation, including base salary, annual and long-term incentive compensation, benefits, perquisites and retirement plan accruals. These tally sheets also contained a market review of each individual position. Based upon a review of this information, and in recognition of performance, the compensation committee approved the following changes to executive compensation for 2012:

•

A $100,000 increase in Mr. Cavanaugh’s base salary effective March 1, 2012. His new base salary will be $935,000. An increase in target opportunity for Mr. Cavanaugh from 80% to 90% in the AIP and from 95% to 125% in the LTIP was also made. These changes reflect Mr. Cavanaugh’s contributions to date and bring his total compensation closer to the median of our benchmarking peer group.

•	An increase of $15,000 in base salary for Ms. Dall to recognize performance and market comparables. Her new base salary effective March 1, 2012 will be $440,000.

Policy on Recoupment of Officer Bonuses

The committee developed and our board of directors approved a “clawback” policy for our AIP and LTIP performance-based incentive compensation, effective July 1, 2009. To the extent permitted by law, our policy requires the reimbursement of all or a portion of any performance-based annual or long-term bonus paid to any officer after June 30, 2009 where (a) the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement, and (b) a lower payment would have been made to the officer based upon the restated financial results. In each such instance the Company will, to the extent practicable, seek to recover the amount by which the officer’s bonus for the relevant period exceeded the lower payment that would have been made based on the restated financial results. We will not seek to recover bonuses paid more than two years prior to the date on which our board of directors was made aware of the need to restate our financial statements. We will continue to monitor regulatory requirements and adjust our policy as necessary.

The policy also states that, to the extent permitted by law, officers are required to reimburse us for any performance-based annual or long-term bonus we paid to such officer after June 30, 2009 where the officer’s employment with us has been terminated for cause either prior to the payment of the bonus or within six months thereafter.

Stock Ownership and Retention Guidelines

During 2011, the Company established stock ownership guidelines for its executive and senior officers. The guidelines were designed to create greater alignment with shareholder interest through ownership of Company stock and to achieve a stronger correlation to market-prevalent stock ownership practices of public companies. Under these guidelines, our executive and senior officers are expected, over time, to acquire and hold Erie Indemnity Company stock equal to a specific multiple of base salary. Owned shares, shares held in our 401(k) savings plan and shares issued under the LTIP apply toward satisfying the guidelines. These guidelines replaced the officers’ stock purchase and retention program which applied to all officers who participated in our 2011 AIP.

Stock ownership guidelines are as follows:

Chief Executive Officer	5x base salary
Executive Vice President	3x base salary
Senior Vice President	2x base salary

The following table shows the share ownership of our NEOs at the end of 2011:

	Target Ownership Level	Target Number of Shares(1) (#)	Number of Shares Owned (#)
Terrence W. Cavanaugh	5x base salary	53,416	43,782
Marcia A. Dall	3x base salary	16,313	1,975
James J. Tanous	3x base salary	16,198	11,540
Michael S. Zavasky	3x base salary	13,818	23,773
Douglas F. Ziegler	2x base salary	9,815	30,347

(1)	Based on a per share price of $78.16 which was the closing price of our stock on December 30, 2011, and the respective salaries of our NEOs as of that date.

The guidelines also include a requirement that officers hold 50 percent of their LTIP stock payments, net of taxes, until the stock ownership guidelines are met. As noted above, payments in stock under the LTIP are planned to occur beginning with the 2011-2013 performance period.

Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue of 1986, or the “Code,” places a limit of $1.0 million on the amount of compensation that we may deduct in any one year with respect to each of our five most highly paid executive officers, subject to an exception for performance-based compensation that meets certain requirements. Our AIP and LTIP awards are performance-based and have been approved by our shareholders. As such, payments made under these plans are not included in the $1.0 million limit on deductible compensation. All of our compensation and individual incentive awards are subject to federal income, FICA and other tax withholdings as required by applicable law.

Although our compensation committee strives to provide compensation opportunities to our executives in as tax-efficient a manner as possible, it recognizes that from time to time it may be in the best interest of our shareholders to provide non-tax deductible compensation. Because Mr. Cavanaugh started his employment with us in July, 2008, more than 90 days past the beginning of the 2008-2010 LTIP performance period, he was not eligible to participate in the LTIP for that performance period. However, in accordance with Mr. Cavanaugh’s employment agreement, he received a prorated award that was calculated using the same LTIP targets, measures and percentages. Payment of this award was made during 2011, resulting in compensation in excess of the Section 162(m) limit of approximately $1.3 million. All compensation paid in 2011 to Ms. Dall and Messrs. Tanous, Zavasky and Ziegler is deductible under Section 162(m) of the Code.

Additional Benefits

We believe retirement benefits are an important part of a competitive reward opportunity that enables us to attract and retain top-tier leadership talent. Accordingly, we have maintained a tax-qualified defined benefit pension plan since 1946. The tax-qualified defined benefit pension plan has been available to all of our salaried employees since that time. We also provide a SERP to our NEOs in response to the Code, which limits the maximum annual pension award that can be paid to any eligible employee. As illustrated in the Pension Benefits table, an older NEO can produce a significantly higher present value compared to a younger, more highly paid NEO. This result occurs primarily because the nearer an NEO is to normal retirement age, the shorter the discount period used in calculating the present value of the benefits. See also Executive Compensation — Pension Plan.

We maintain a deferred compensation plan in which executives are eligible to participate. This plan is an unfunded, non-qualified, deferred compensation arrangement created for a select group of management and highly compensated employees. Mr. Cavanaugh was the only NEO who participated in this plan in 2011. See Executive Compensation — Nonqualified Deferred Compensation.

Our executives also participate in the broad-based benefit plans offered generally to all of our full-time employees (e.g., 401(k) plan, health insurance and other employee benefits). Executive participation in these benefit plans is on the same terms as all of our other employees.

Agreements with Executive Officers

We have retention agreements with Mr. Tanous and Mr. Zavasky that provide for employment with us through January 31, 2013 and December 31, 2012, respectively. The agreements allow for an orderly transition of responsibilities for these executive vice presidents. For terms of these retention agreements, see Executive Compensation — Agreements with Executive Officers. Termination scenarios for all of our NEOs are included in Executive Compensation — Potential Termination or Change in Control Payments.

EXECUTIVE COMPENSATION

The following table sets forth the compensation during 2011, 2010 and 2009 for our NEOs. Compensation disclosed herein is for services rendered in all capacities to us, EFL, the Exchange and their subsidiaries and affiliates. Compensation is allocated among us, the Exchange, EFL and their subsidiaries and affiliates according to an estimated proportion of the executives’ time dedicated to the affairs of the various entities. Our share of total compensation expense for the NEOs in 2011, 2010 and 2009 was 56.2%, 55.6% and 54.4%, respectively. Amounts indicated are pre-individual income taxes.

SEC regulations require different treatment for cash based awards and stock based awards disclosed in the Summary Compensation Table. Cash based awards are reported once they have been earned. Stock based awards are reported at their target value when they are granted. Through the 2010-2012 performance period, awards earned under our LTIP will be paid in cash. Beginning with the 2011-2013 performance period, LTIP awards earned will be paid in shares of our Class A common stock.

As a result of this change in mode of payment, information for two performance periods under the LTIP appears in the Summary Compensation Table for 2011; however, none of the NEOs actually received two payouts during 2011. LTIP awards for 2009-2011 performance period, which will be paid in cash, have been earned and are therefore included in the “Non-Equity Incentive Plan Compensation” column for 2011. Also included in that column are the NEOs’ 2011 AIP awards. The 2011-2013 performance period under the LTIP, which will be paid in stock, is included in the “Stock Awards” column at target for 2011. Awards for the 2011-2013 performance period will not be earned until December 31, 2013, and the resulting payment of shares, if any, will not occur until after that date.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compen- sation(4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Terrence W. Cavanaugh	2011	815,769	0	793,295	0	1,382,104	239,638	67,230	3,298,036
President and Chief Executive Officer	2010	728,269	0	0	0	863,610	139,648	101,770	1,833,297
	2009	700,000	0	0	0	530,530	108,736	299,194	1,638,460
Marcia A. Dall	2011	422,115	0	318,790	0	669,448	59,602	19,776	1,489,731
Executive Vice President and	2010	408,077	0	0	0	385,393	53,257	36,258	882,985
Chief Financial Officer(1)	2009	289,231	100,000	0	0	212,372	32,212	137,052	770,867
James J. Tanous	2011	419,692	0	316,547	0	657,820	161,762	16,876	1,572,697
Executive Vice President,	2010	403,269	18,500	0	0	353,413	110,581	15,782	901,545
Secretary and General Counsel(2)	2009	375,000	0	0	0	262,350	81,731	14,334	733,415
Michael S. Zavasky	2011	356,154	0	270,064	0	536,174	355,691	36,228	1,554,311
Executive Vice President	2010	337,115	0	0	0	295,115	183,726	49,782	865,738
Insurance Operations	2009	325,000	0	0	0	227,370	152,742	42,354	747,466
Douglas F. Ziegler	2011	381,425	0	268,521	0	588,592	277,233	14,366	1,530,137
Senior Vice President,	2010	370,316	0	0	0	259,437	111,462	13,460	754,675
Chief Investment Officer and Treasurer	2009	359,042	0	0	0	291,016	64,826	12,316	727,200

(1)	Ms. Dall joined the Company as our executive vice president and chief financial officer on March 30, 2009 and received a signing bonus of $100,000 at that time.

(2)	Mr. Tanous was paid a discretionary bonus in 2011 related to his assistance in executing our organizational restructure and capital options in 2010.

(3)	As further described in Compensation Discussion and Analysis – Target Compensation, awards for the 2009-2011 and 2010-2012 LTIP performance periods are payable in cash. Accordingly, the Summary Compensation Table does not include amounts related to the LTIP for years 2009 and 2010. However, 2011 includes two LTIP performance periods. In accordance with SEC rules, the cash award earned under the 2009-2011 performance period has been estimated and is included in the “Non-Equity Incentive Plan Compensation” column for 2011 and the stock based award granted for the 2011-2013 performance period is shown in the “Stock Awards” column for 2011.

(4)	The “Non-Equity Incentive Plan Compensation” column includes the projected payouts for the 2011 AIP and the 2009-2011 performance period under our LTIP. See also Non-Equity Incentive Plan Compensation and Grants of Plan-Based Awards.

Stock Awards: Long-Term Incentive Plan

Our LTIP, administered by our compensation committee, was amended and restated effective January 1, 2009. The restatement of the LTIP added a new form of award that provides for payment in cash and/or stock, and expands the list of performance measures that can be used to establish performance goals. Awards for the 2011-2013 performance period are payable in shares of our Class A common stock and amounts shown in the Summary Compensation Table for 2011 reflect the grant date fair value of these awards as further described below. Amounts for the 2011-2013 performance period will not be earned until December 31, 2013 and may be more or less than the value shown based upon Company performance.

For 2011, the grant date fair value of the award was calculated by multiplying the target equity incentive plan award by $70.11, the average share price for the twenty business days prior to March 28, 2011, the date our compensation committee formally approved the LTIP performance goals for the 2011-2013 performance period.

Non-Equity Incentive Plan Compensation

The “Non-Equity Incentive Plan Compensation” column includes the projected payouts for the 2011 AIP and the 2009-2011 performance period under the LTIP. The 2009-2011 performance period is closed and participants earned those awards on December 31, 2011. However, distribution of the awards will not occur until later in 2012 because computations require peer group data for the year ended December 31, 2011, which is not yet available. For the 2009-2011 performance period, we have information on eleven of the twelve measurement quarters. We estimate the payout to be approximately 165% of target and have disclosed it as such in the Summary Compensation Table. The amounts reported in the “Non-Equity Incentive Plan Compensation” column for 2009 and 2010 include the AIP awards for those years.

Change in Pension Value and Non-Qualified Deferred Compensation Earnings

The Summary Compensation Table includes the net change in the present value of accrued benefits from December 31, 2010 to December 31, 2011 under our pension plan, a tax-qualified defined benefit pension plan, and our SERP, a non-qualified defined benefit arrangement. The present value information presented utilizes assumptions consistent with those used for fiscal year 2011 disclosure under FASB Accounting Standards Codification 715, “Compensation — Retirement Plans.” Discount rates used for December 31, 2009, 2010 and 2011 were 6.11%, 5.69% and 4.99%, respectively (5.00% post-retirement discount rate for our SERP for 2009, 5.19% for 2010 and 4.49% for 2011).

There are no above-market or preferential non-qualified deferred compensation earnings to disclose in this column. See Nonqualified Deferred Compensation for a description of the investment funds and earnings.

All Other Compensation

The following table provides details of the amounts presented in the “All Other Compensation” column.

Supplemental Table for All Other Compensation

		Dividends,
		Deferred			Supple-
		Dividends			mental	Tax	Member-
		& Related	Relocation	401(k)	401(k)	Gross-	ship	Spousal
		Earnings	Expenses	Match	Match	Ups	Dues	Travel	Other
Name	Year	(1)($)	(2)($)	(3)($)	(4)($)	(5)($)	(6)($)	(7)($)	(8)($)	Total ($)
Terrence W. Cavanaugh	2011	9,888	0	9,800	22,831	8,221	727	11,939	3,824	67,230
	2010	19,200	0	9,800	19,331	22,363	25,959	2,324	2,793	101,770
	2009	25,200	162,572	9,800	18,200	73,323	2,460	6,249	1,390	299,194
Marcia A. Dall	2011	0	0	9,800	0	1,557	840	2,261	5,318	19,776
	2010	0	0	9,800	0	10,630	12,488	2,324	1,016	36,258
	2009	0	80,364	5,925	0	41,178	5,664	1,856	2,065	137,052
James J. Tanous	2011	0	0	9,800	0	0	1,135	0	5,941	16,876
	2010	0	0	9,800	0	0	2,480	0	3,502	15,782
	2009	0	0	9,800	0	0	1,078	0	3,456	14,334
Michael S. Zavasky	2011	1,066	0	9,800	0	7,952	1,294	11,548	4,568	36,228
	2010	994	0	9,800	3,685	13,981	17,708	2,324	1,290	49,782
	2009	1,401	0	9,800	3,200	9,665	10,489	1,856	5,943	42,354
Douglas F. Ziegler	2011	0	0	9,800	0	0	1,064	0	3,502	14,366
	2010	0	0	9,800	0	0	224	0	3,436	13,460
	2009	354	0	9,800	0	0	224	0	1,938	12,316

(1)	The “Dividends, Deferred Dividends & Related Earnings” column includes dividends paid on unvested shares, and deferred dividends and related earnings under the Company’s prior LTIP. For Mr. Cavanaugh, the dividends paid relate to the restricted stock units outstanding prior to his final award on July 29, 2011.

(2)	We pay certain home closing costs, moving expenses, maintenance fees and travel costs on behalf of our relocating employees. We provide this relocation benefit for most employees, with various thresholds for payment, based upon the employee’s level within our organization.

(3)	We have a tax-qualified 401(k) savings plan for our employees. See also Part II, Item 8, “Financial Statements and Supplementary Data – Note 16, Postretirement Benefits, of Notes to Consolidated Financial Statements” in our annual report on Form 10-K filed with the SEC on February 27, 2012.

(4)	Included in the “Supplemental 401(k) Match” column are our contributions that cannot be credited to the tax-qualified 401(k) savings plan because of compensation and contribution limits imposed by the Code. See Nonqualified Deferred Compensation for additional discussion.

(5)	We pay taxes on behalf of our executives for moving expenses, membership dues, spousal travel and other minor perquisites.

(6)	We provide professional dining club membership dues to certain executives. Country club dues were provided in 2010 and 2009 but were discontinued effective January 1, 2011.

(7)	We pay registration fees and normal travel expenses for executive’s spouses when they accompany executives to certain business functions.

(8)	The “Other” column includes executive physicals, the taxable value of group term life insurance, and other miscellaneous payments.

Grants of Plan-Based Awards

The following table summarizes awards that were eligible to be earned during 2011 under our AIP and LTIP plans.

Grants of Plan-Based Awards Table for 2011

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Grant Date Fair Value of Stock and Option Awards (3)($)
Name	Plan	Grant Date	Performance Period	Thresh- old ($)	Target ($)	Maxi- mum ($)	Thresh- old (#)	Target (#)	Maxi- mum (#)
Terrence W. Cavanaugh	AIP	03/28/11	2011	0	668,000	1,336,000	n/a	n/a	n/a	n/a
	LTIP	03/28/11	2011-2013	n/a	n/a	n/a	0	11,315	28,288	793,295
Marcia A. Dall	AIP	03/28/11	2011	0	255,000	510,000	n/a	n/a	n/a	n/a
	LTIP	03/28/11	2011-2013	n/a	n/a	n/a	0	4,547	11,368	318,790
James J. Tanous	AIP	03/28/11	2011	0	253,200	506,400	n/a	n/a	n/a	n/a
	LTIP	03/28/11	2011-2013	n/a	n/a	n/a	0	4,515	11,288	316,547
Michael S. Zavasky	AIP	03/28/11	2011	0	216,000	432,000	n/a	n/a	n/a	n/a
	LTIP	03/28/11	2011-2013	n/a	n/a	n/a	0	3,852	9,630	270,064
Douglas F. Ziegler	AIP	03/28/11	2011	0	191,787	383,574	n/a	n/a	n/a	n/a
	LTIP	03/28/11	2011-2013	n/a	n/a	n/a	0	3,830	9,575	268,521

(1)	The maximum AIP payout is 200% of the target award. See Compensation Discussion and Analysis — Annual Incentive Plan and Part II, Item 8, “Financial Statements and Supplementary Data – Note 17, Incentive Plans and Deferred Compensation, of Notes to Consolidated Financial Statements” in our annual report on Form 10-K filed with the SEC on February 27, 2012. The minimum funding qualifier for the 2011 AIP award was satisfied. AIP results were certified and approved by our compensation committee on February 22, 2012, and the award was paid on March 7, 2012.

(2)	Under the LTIP, our compensation committee grants performance shares and/or performance units to participants. Performance shares represent the right to receive shares of common stock, and performance units represent the right to receive a cash payment. For the 2011-2013 performance period, awards will be paid in shares of our Class A common stock. The maximum payout under this plan is 250% of the target award. Awards, if any, for the 2011-2013 performance period will vest at December 31, 2013.

(3)	The grant date fair value of the award was calculated by multiplying the target equity incentive plan award by $70.11, the average share price for the 20 business days prior to March 28, 2011, the date our compensation committee formally approved the LTIP performance goals for the 2011-2013 performance period.

An executive’s target award is established by our compensation committee. The target number of performance shares for each executive is based on a competitive total direct compensation target opportunity and an agreed-upon target pay mix. When our compensation committee approves target awards, it also approves the performance measures, performance goals and the calibration of shares and/or cash awarded at performance levels above and below the target performance goals. Our compensation committee has the discretion to reduce awards to any individual participant in the incentive plans, and we have a policy for recoupment of officer bonuses. See Compensation Discussion and Analysis.

Under our LTIP, the actual shares paid to an executive at the end of a performance period may be more or less than the executive’s target. However, the number of shares paid to an executive may not exceed 250,000 shares at the end of a performance period. See also Part II, Item 8, “Financial Statements and Supplementary Data – Note 17, Incentive Plans and Deferred Compensation, of Notes to Consolidated Financial Statements” in our annual report on Form 10-K filed with the SEC on February 27, 2012.

Outstanding Equity Awards

The following table details outstanding equity awards under our LTIP at December 31, 2011.

Outstanding Equity Awards at December 31, 2011

	Stock Awards
		Equity Incentive
	Equity Incentive	Plan Awards:
	Plan Awards:	Market or
	Number of	Payout Value of
	Unearned Shares,	Unearned Shares,
	Units or Other	Units or Other
	Rights That Have	Rights That Have
	Not Vested	Not Vested
Name	(#)	($)
Terrence W. Cavanaugh 2011-2013(1)	28,288	2,210,990
Marcia A. Dall 2011-2013(1)	11,368	888,523
James J. Tanous 2011-2013(1)	11,288	882,270
Michael S. Zavasky 2011-2013(1)	9,630	752,681
Douglas F. Ziegler 2011-2013(1)	9,575	748,382

(1)	For the 2011-2013 performance period, we have information on three of the twelve measurement quarters and estimate the payout to be approximately 132% of target. Because the expected payout is above target, it is disclosed in the table above at the maximum amount of 250% of the target award. Awards, if any, for the 2011-2013 performance period will vest at December 31, 2013.

All shares in the above table were valued using the closing share price of $78.16 on December 30, 2011.

Option Exercises and Stock Vested

The following table details stock vested during 2011. We do not offer stock option awards to our executives. Ms. Dall did not vest in any shares during 2011.

Option Exercises and Stock Vested During 2011

	Stock Awards
	Number of
	Shares Acquired	Value Realized
	Upon Vesting	Upon Vesting
Name	(#)	($)
Terrence W. Cavanaugh	21,182	1,564,113
James J. Tanous	8,636	638,805
Michael S. Zavasky	8,007	592,278
Douglas F. Ziegler	5,402	399,586

In accordance with his employment agreement, Mr. Cavanaugh was awarded stock in the form of restricted stock units. On July 29, 2011, 6,400 shares were awarded to him using a $73.55 share price, which is the average of the high and low stock price on that date. Mr. Cavanaugh did not officially participate in the LTIP for the 2008-2010 performance period because his service began too late in 2008 to qualify. However, in accordance with his employment agreement, he received stock outside the plan using the same measurements and criteria that were used for the previous CEO. Mr. Cavanaugh received 14,782 shares outside the LTIP for the 2008-2010 performance period. The shares were valued using a $73.97 share price, which was the average of the high and low stock price on July 20, 2011, the date the shares were awarded.

For Messrs. Tanous, Zavasky and Ziegler, the number of shares acquired upon vesting relates to the 2008-2010 performance period under the LTIP. The shares were valued using a $73.97 share price, which was the average of the high and low stock price on July 20, 2011, the date the shares were awarded.

Pension Plan

The Pension Benefits table below includes the present value of accrued benefits under our defined benefit pension plan and our SERP as of December 31, 2011. Executives must complete five full years of service to be fully vested in our pension plan. Messrs. Zavasky and Ziegler are 100% vested in that plan. Executives earn a vested interest in our SERP at the rate of 20% per full year of supplemental plan service but they must also be fully vested in our pension plan to be vested in the SERP. As a result, Mr. Zavasky is 100% vested in our SERP. Under the terms of his employment agreement, Mr. Cavanaugh is also 100% vested in our SERP. Since Ms. Dall and Mr. Tanous have not completed five full years of service, they are not yet vested in our pension plan or SERP.

The present value information presented in the Pension Benefits table utilizes assumptions consistent with those used for fiscal year 2011 disclosure under FASB Accounting Standards Codification 715, “Compensation — Retirement Plans,” including a 4.99% discount rate as of December 31, 2011 (4.49% post-retirement discount rate for our SERP) and assumes a retirement age of 65 and no pre-retirement decrements for our pension plan and our SERP.

Pension Benefits at December 31, 2011

		Number
		of Years	Present Value of
		Credited	Accumulated	Payments During
Name	Plan Name	Service	Benefit ($)	Last Fiscal Year ($)
Terrence W. Cavanaugh(1)	Pension	4	112,128	0
	SERP	4	475,308	0
Marcia A. Dall	Pension	3	55,826	0
	SERP	3	89,245	0
James J. Tanous(2)	Pension	5	182,445	0
	SERP	5	312,441	0
Michael S. Zavasky	Pension	31	843,559	0
	SERP	31	1,117,467	0
Douglas F. Ziegler(3)	Pension	24	916,919	0
	SERP	24	0	0

(1)	Mr. Cavanaugh’s employment agreement provides for 100% vesting of his SERP benefit as of the day before the termination of his employment with us, regardless of his number of years of service. When such benefit is calculated, it will assume that Mr. Cavanaugh is 100% vested in the basic pension plan regardless of actual vesting.

(2)	For purposes of determining the number of years of credited service that will be used to calculate the amount of an executive’s benefit in our pension plan and SERP, the executive earns a year of credited service for a partial year of employment as a covered employee. Since Mr. Tanous has completed more than four, but less than five, years of service, five years of credited service are reported for him in the Pension Benefits table.

(3)	Mr. Ziegler was paid the value of his SERP on December 12, 2008 and did not accrue additional SERP benefits. The present value shown for Mr. Ziegler’s pension is based on the actual benefit amount and payment he will receive from the plan following his retirement on December 31, 2011.

Normal retirement age under both our pension plan and our SERP is age 65 because that is the earliest time that an executive could retire and commence benefit payments under the plans without any benefit reduction due to age.

Under our pension plan, the executive’s final average earnings are the average of the executive’s highest 36 consecutive months of compensation during his or her final 120 months of employment. Under our SERP, the executive’s final average earnings are the average of the executive’s highest 24 consecutive months of compensation during his or her final 120 months of employment. For this purpose, compensation includes base salary and a lump sum paid in lieu of a merit increase but excludes bonuses, deferred compensation plan payments and severance pay under any severance benefit plan. An executive’s compensation that exceeds annual limits imposed by the Code is excluded in computing benefits derived under our pension plan but included in computing benefits due under our SERP.

Each executive’s “credited service” is generally defined as the executive’s years of employment with us as a covered employee, up to a maximum of 30 years. Mr. Zavasky completed more than 30 years of service.

For purposes of determining the number of years of credited service that will be used to calculate the amount of the executive’s benefit, the executive, as well as all other employees, earns a full year of credited service for a partial year of employment as a covered employee.

Supplemental plan service in our SERP means employment with us as both a covered employee and SERP participant.

Our pension plan’s benefit formula at normal retirement age is 1.0% of the executive’s final average earnings up to the social security-covered compensation level (an amount published each year by the Social Security Administration) plus 1.5% of the final average earnings in excess of the social security-covered compensation level with the resulting sum multiplied by the executive’s years of credited service, up to a maximum of 30 years. Our pension plan’s benefit is accrued in the form of a single life annuity with optional actuarially-equivalent forms of payment available.

The SERP’s benefit formula at normal retirement age is equal to 60% of SERP final average earnings, reduced proportionately for less than 30 years of credited service. This benefit is accrued in the form of a 10-year certain and life thereafter annuity. The executive’s benefit that is payable under our pension plan is subtracted from our SERP benefit. For purposes of this offset, such monthly benefits which are payable in a form other than a 10-year certain and life thereafter annuity are converted to a monthly benefit which is the actuarial equivalent of a 10-year certain and life thereafter annuity. A lump sum is the only available form of payment from the SERP.

Each executive may become eligible for a SERP benefit only in the event that:

•	the executive is vested under our pension plan (100% vested after 5 full years of service);

•	the executive is entitled to receive a benefit under our pension plan;

•	prior to the executive’s termination of employment, the executive has become vested in our SERP benefit according to the following schedule:

Years of Supplemental Plan Service	Vested Percentage
Less than 1	0%
1 but less than 2	20%
2 but less than 3	40%
3 but less than 4	60%
4 but less than 5	80%
5 or more	100%

Executives in our pension plan and our SERP are eligible for early retirement after attaining age 55 and completing at least 15 full years of service as a covered employee. The executive’s early retirement benefit under these plans is reduced by 0.25% for each complete calendar month up to 60 months and 0.375% for each complete calendar month in excess of 60 months by which the executive’s early retirement benefit commencement date precedes such executive’s normal retirement date. Messrs. Ziegler and Zavasky satisfied the plans’ eligibility requirements for early retirement.

See also Part II, Item 8, “Financial Statements and Supplementary Data – Note 16, Postretirement Benefits, of Notes to Consolidated Financial Statements” in our annual report on Form 10-K filed with the SEC on February 27, 2012.

Nonqualified Deferred Compensation

We maintain a deferred compensation plan in which executives are eligible to participate. The deferred compensation plan is an arrangement whereby the participants can elect to defer receipt of a portion of their compensation until a later date. Executives may elect to defer up to 100% of their annual salary and up to 100% of any cash award under our AIP. Those participating in the plan select hypothetical investment funds for their deferrals and are credited with the hypothetical returns generated. This plan is an unfunded, non-qualified, deferred compensation arrangement created for a select group of our management and highly compensated employees.

Executives identify:

•	the percentage of annual salary and bonus to be deferred;

•	the investment designation;

•	the method by which the amounts credited to the executive’s deferred compensation account are to be paid;

•

the date on which payment of the amounts credited to the executive’s deferred compensation account is to occur (in the event of a lump sum distribution) or commence (in the event of a form of distribution other than a lump sum); and

•

the beneficiary designated to receive payment of the amounts credited to the deferred compensation account in the event the executive dies before distribution of the amounts credited to the deferred compensation account is completed.

The following table summarizes NEO contributions, our contributions, credited earnings, withdrawals and the aggregate balance as of December 31, 2011. Ms. Dall and Mr. Tanous did not have any nonqualified deferred compensation in 2011.

Nonqualified Deferred Compensation Table for 2011

					Aggregate
	Executive	Company	Aggregate	Aggregate	Balance at
	Contributions	Contributions	Earnings in	Withdrawals/	December 31,
Name	in 2011(1)($)	in 2011(2)($)	2011 ($)	Distributions ($)	2011 ($)
Terrence W. Cavanaugh	101,807	22,831	(21,579)	0	296,619
Michael S. Zavasky	131	0	(3,586)	0	283,957
Douglas F. Ziegler	0	0	(30,130)	0	320,633

(1)	Executive contributions include amounts deferred as supplemental employee contributions. These amounts are disclosed in the Summary Compensation Table in the “Salary” column.

(2)	Our contributions are comprised of the company match on annual salary deferrals. These amounts are disclosed in the Summary Compensation Table in the “All Other Compensation” column.

With the exception of the T. Rowe Price Science and Technology Fund, the plan’s hypothetical investment funds mirror investment options that are offered to the executives in our tax-qualified 401(k) plan. As in our 401(k) plan, executives participating in our deferred compensation plan may exchange investment funds daily. The return credited to their deferred compensation plan accounts is determined by the investment results of the hypothetical investment funds selected.

Agreements with Executive Officers

We have a retention agreement with Mr. Tanous that provides sufficient time for an orderly transition of Mr. Tanous’ responsibilities upon his anticipated retirement in early 2013. The provisions of this agreement include the following:

•	Mr. Tanous’ services will be retained through January 31, 2013.

•	If Mr. Tanous is employed in good standing throughout the retention period, he will receive a lump sum payment, less taxes, of $750,000 on August 1, 2013.

•

Mr. Tanous will be eligible for payment of any unused vacation time and a portion of any unused sick time, incentive compensation and employee benefits as provided for in accordance with each plan’s documents and the Company’s policies.

•

Mr. Tanous agreed to a six month non-compete agreement beginning on the date of his retirement, and also to provide assistance during the six months following his retirement in connection with matters that arose while he was employed.

We also have a retention agreement with Mr. Zavasky that provides sufficient time for an orderly transition of Mr. Zavasky’s responsibilities upon his anticipated retirement on December 31, 2012. The provisions of this agreement include the following:

•	Mr. Zavasky’s services will be retained through December 31, 2012.

•

If Mr. Zavasky is employed in good standing throughout the retention period, he will receive a lump sum payment, less taxes, of $475,000 on July 1, 2013. In the event that Mr. Zavasky dies prior to the end of the retention period, his designated beneficiary will be entitled to receive a prorated portion of the payment.

•

Mr. Zavasky will be eligible for payment of any unused vacation time and a portion of any unused sick time, incentive compensation and employee benefits as provided for in accordance with each plan’s documents and the Company’s policies.

•

Mr. Zavasky agreed to a twelve month non-compete agreement beginning the date of his retirement. He will also provide assistance during the six months following his retirement in connection with matters that arose while he was employed.

Potential Termination or Change in Control Payments

Potential salary and benefits payments expected under various termination scenarios are disclosed below for the NEOs who were employed as of December 31, 2011. We developed the compensation and benefit amounts disclosed in the table below assuming a termination date of December 31, 2011. Amounts represent only payments estimated in addition to the other compensation disclosed herein.

Termination and Change in Control Table

	Involuntary		Voluntary Without		Involuntary		Voluntary
	Without		Good		With		With Good
Name	Cause ($)		Reason ($)		Cause ($)		Reason ($)		Disability ($)		Death ($)
Terrence W. Cavanaugh
Cash	835,000	(1)	0		0		835,000	(1)	0		0
Pension	0		0		0		0		0		(27,564	)(3)
SERP	135,382	(2)	135,382	(2)	135,382	(2)	135,382	(2)	135,382	(2)	(107,607	)(3)
Marcia A. Dall
Pension	0		0		0		0		0		19,043	(3)
SERP	0		0		0		0		0		38,275	(3)
James J. Tanous
Cash	750,000		0		0		750,000		0		0
Pension	0		0		0		0		0		(80,137	)(3)
SERP	0		0		0		0		0		(133,299	)(3)
Michael S. Zavasky
Cash	475,000		0		0		475,000		0		31,505	(5)
Pension	207,990	(4)	207,990	(4)	207,990	(4)	207,990	(4)	0		(227,796	)(3)
SERP	302,224	(2)	302,224	(2)	302,224	(2)	302,224	(2)	0		(286,207	)(3)
Douglas F. Ziegler
Pension	0		0		0		0		0		(39,208	)(3)
SERP	0		0		0		0		0		0

(1)	Calculated using a base salary of $835,000 as of December 31, 2011.

(2)	The early retirement benefit defined in the SERP is considered to be a “subsidized” benefit because the early retirement reduction factors are more generous than an actuarially equivalent reduction for the early commencement of benefits. The amount shown is the additional present value attributable to receiving a reduced early retirement benefit from the SERP at current age, versus an unreduced benefit at age 65.

(3)	Upon the death of an NEO, an unreduced survivor benefit under the SERP and pension begins immediately. The amount shown is the additional present value attributable to the commencement of the 50% survivor benefit based upon the spouse’s age at December 31, 2011. For Mr. Ziegler, the amount shown is based on the death benefit for the form of payment he will receive from the pension plan following his retirement on December 31, 2011.

(4)	The early retirement benefit defined in the tax-qualified pension plan is considered to be a “subsidized” benefit because the early retirement reduction factors are more generous than an actuarially equivalent reduction for the early commencement of benefits. The amount shown is the additional present value attributable to receiving a reduced early retirement benefit from the tax-qualified pension plan at age 55, or current age if the NEO is older than age 55, versus an unreduced benefit at age 65.

(5)	Mr. Zavasky’s cash death benefit was calculated as follow: $475,000 prorated for the 26 days that elapsed from December 6, 2011 through December 31, 2011 divided by 392 days (which represents the number of days in Mr. Zavasky’s retention period).

Compensation Committee Interlocks and Insider Participation

Our compensation committee presently consists of Chair Robert C. Wilburn, Jonathan Hirt Hagen, Lucian L. Morrison, Thomas W. Palmer and Thomas B. Hagen, ex officio (non-voting). During 2011, no member of our compensation committee was an officer or employee of us, the Exchange, EFL or any of their respective subsidiaries or affiliates, nor was any committee member formerly an officer of us, except that Mr. Thomas Hagen served as an officer of the Company, including as our President and CEO, until 1993. All of the directors that serve on our compensation committee are independent directors as defined in the NASDAQ rules and qualified directors as required under the Holding Companies Act. Furthermore, none of our executive officers serves as a member of a compensation committee of another entity, one of whose executive officers serves on our compensation committee, nor do any of our executive officers serve as a director of another entity, one of whose executive officers serves on our compensation committee.

REPORT OF OUR EXECUTIVE COMPENSATION AND DEVELOPMENT COMMITTEE

The following report of our compensation committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by us under the Securities Act of 1933, or the “1933 Act,” or the Exchange Act, except to the extent that we specifically incorporate this report of our compensation committee by reference therein.

The members of our compensation committee reviewed and discussed the Compensation Discussion and Analysis and, based on such review and discussions, recommended to our board of directors that the Compensation Discussion and Analysis be included in this information statement for filing with the SEC and the incorporation by reference of such Compensation Discussion and Analysis in our annual report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.

Erie Indemnity Company Executive Compensation and Development Committee:

Robert C. Wilburn, Chair

Jonathan Hirt Hagen

Thomas B. Hagen, ex officio (non-voting)

Lucian L. Morrison

Thomas W. Palmer

February  22, 2012

DIRECTOR COMPENSATION

Overview

The goals of our director compensation program are to attract and retain directors of outstanding competence and ability and reward them in a fiscally responsible manner. Director performance is a key influencing factor in organizational performance. Accordingly, director compensation is reviewed periodically and adjusted, as appropriate, to align the interests of directors with our strategic objectives. Our compensation for directors includes retainer fees, board and committee meeting fees, stock grants, and committee chair fees.

The periodic review of director compensation is the responsibility of our compensation committee and our board of directors. In undertaking this responsibility, the compensation committee reviews compensation surveys of the financial services industry. The committee also engages, from time to time, independent advisors who provide supplemental data that is considered in setting director compensation levels. After reviewing the data, the compensation committee formulates a recommendation for review by our board of directors.

In 2011, the committee’s independent compensation consultant, Aon Hewitt, presented a market analysis of director compensation, including retainers, meeting fees and equity compensation plans. Based on a review of this market analysis, the committee formulated a recommendation to our board that it approve an increase in the cash and equity components of our director compensation program.

2011 Director Compensation

On August 2, 2011, our board of directors approved an increase in the annual cash retainer for directors from $35,000 to $40,000 effective August 1, 2011. Two quarterly payments had previously been paid. Therefore, only $2,500 (50% of the increase) was paid in 2011. The annual cash retainer in 2011 for our directors for services to us was $37,500, plus $1,500 for each board of directors or committee meeting attended. Our directors also received $43,750 of deferred stock credits as further described below. Committee chairpersons each received an additional $5,000, except for our audit committee chairperson who received $15,000 and our compensation committee chairperson who received $10,000. In lieu of committee meeting fees and committee chair fees, the chairman of our board, who is ex officio a member of all committees, received an additional annual fee of $75,000. Directors are paid retainers quarterly and all directors are reimbursed for their expenses incurred for attending meetings. Officers of the Company who serve as directors are not compensated for attendance at meetings of our board of directors and its committees. See also Related Person Transactions.

A director may elect prior to the end of a calendar year to defer receipt of up to 100% of the director’s compensation for the following year, including retainers, meeting fees and chairperson fees. A deferred compensation account is maintained for each outside director who elects to defer director compensation. A director who defers compensation may select hypothetical investment options for amounts in the director’s deferred compensation account and such account is credited with hypothetical interest, based on the investment results of the hypothetical investment options selected. The hypothetical investment funds mirror investment options that are offered to participants in our tax-qualified 401(k) plan. As in our 401(k) plan, participants in the outside directors deferred compensation plan may exchange investment funds daily. The return credited to a participant’s deferred compensation plan account is determined by the investment results of the hypothetical investment funds selected by the participant.

We also maintain a deferred stock account in the deferred compensation plan for each outside director. The purpose of this plan is to further align the interests of outside directors with shareholders by providing for payment of a portion of annual compensation for directors’ services in annual share credits, the value of which are determined by shares of our Class A common stock. The account is updated annually with additional share credits. The number of additional annual share credits is determined by dividing $40,000 by the closing price of our Class A common stock on the first business day after our annual meeting of shareholders. Each director vests in the share credits 25% every three full calendar months over the course of a year, with the final 25% vesting on the day before the next annual meeting, if the next annual meeting is held before the final three full calendar months have elapsed. At its meeting on August 2, 2011, the board approved a $5,000 increase in the annual share credit from $40,000 to $45,000. Since three months had already elapsed since the original grant was made on April 20, 2011, only $3,750 (75% of the $5,000 increase) was credited to each director’s deferred stock account. Dividend equivalent credits paid by us are reinvested into each director’s deferred stock account as additional share credits which vest immediately. Upon leaving board service, directors receive shares of our Class A common stock equal to the number of share credits in their deferred stock account. We account for the fair value of the directors’ share credits and dividend equivalent credits under the plan in accordance with FASB Accounting Standards Codification 718-740, “Compensation — Stock Compensation.” In 2011, the annual charge related to this plan was approximately $525,000.

We also maintained an outside directors’ pension plan that was frozen in 1997. This plan provided for an annual benefit, payable upon retirement from board service, equal to the annual retainer fee paid to directors on the date the plan was frozen. In 2011, Mr. Borneman was the only remaining participant in this plan. By approval of our board, this frozen plan was terminated effective December 6, 2011, and the $64,285 present value of Mr. Borneman’s frozen benefit was credited to a deferred compensation account in his name in the deferred compensation plan.

We make adjustments to maintain each director’s compensation at market median or about the 50th percentile of our peer group. Added responsibilities or additional duties, such as committee chairperson or chairman of the board, may cause variations in each director’s total compensation earned. Mr. Cavanaugh does not receive compensation for serving on our board of directors as that is considered part of the duties of the president and CEO. The following table sets forth the compensation earned by our directors for services rendered in that capacity during 2011.

Director Compensation Table for 2011

			Change in
			Pension Value
			and
	Fees		Non-Qualified
	Earned		Deferred	All Other
	or Paid	Stock	Compensation	Compen-
	in Cash	Awards	Earnings	sation	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)
J. Ralph Borneman, Jr.	66,500	43,750	9,983	16,787	137,020
Terrence W. Cavanaugh	n/a	n/a	n/a	n/a	n/a
Jonathan Hirt Hagen	87,500	43,750	0	12,095	143,345
Susan Hirt Hagen	67,625	43,750	0	39,484	150,859
Thomas B. Hagen	121,500	43,750	0	31,345	196,595
C. Scott Hartz	66,125	43,750	0	15,266	125,141
Claude C. Lilly, III	90,000	43,750	0	16,787	150,537
Lucian L. Morrison	77,625	43,750	0	10,347	131,722
Thomas W. Palmer	78,000	43,750	0	10,347	132,097
Martin P. Sheffield	66,000	43,750	0	2,479	112,229
Richard L. Stover	69,000	43,750	0	2,479	115,229
Elizabeth A. Vorsheck	72,500	43,750	0	8,627	124,877
Robert C. Wilburn	83,500	43,750	0	16,787	144,037

(1)	For additional information on directors’ compensation, see 2011 Director Compensation above.

(2)	Amounts reported in this column represent the 2011 annual share credits to the directors’ deferred stock account under the outside directors deferred compensation plan. The closing stock price on the date of the $40,000 grant, April 20, 2011, was $71.83. The closing stock price on the date of the $3,750 grant, August 3, 2011, was $71.15. See 2011 Director Compensation above for a more detailed explanation of the deferred stock account.

(3)	This amount represents the increase in present value from December 31, 2010 to December 6, 2011, the date the present value of Mr. Borneman’s benefit in the terminated frozen pension plan was credited to an account in his name in the deferred compensation plan. For the calculation of the December 31, 2010 present value, an annual benefit of $15,000 and a discount rate of 5.69% were used. No pre-retirement decrements were assumed prior to the beginning of the receipt of benefits at age 75 (payable for 20 quarters). All other assumptions were the same as used for the FASB Accounting Standards Codification 715-10, “Employers’ Accounting for Pensions.” For the calculation of the December 6, 2011 present value, an interest rate of 4.16% and 2011 PPA Mortality as referenced in IRS Notice 2008-85 were used. Payments were assumed to begin immediately for purposes of this calculation. As noted above, the frozen pension plan was terminated effective December 6, 2011, and the $64,285 present value of Mr. Borneman’s benefit was credited to an account in his name in the deferred compensation plan.

(4)	All Other Compensation includes dividend equivalent credits associated with the deferred stock account in the deferred compensation plan. Amounts for Mrs. Hagen and Mr. Thomas Hagen also include $22,697 and $22,717, respectively, as indemnification for early repayments on life insurance policies under split-dollar agreements that were terminated on December 31, 2003.

Director Stock Ownership Guidelines

Each of our directors is required to maintain ownership of a minimum of $40,000 of our stock on a cost basis. Newly elected directors are required to purchase an equivalent of $40,000 of our stock on a cost basis within 24 months of having been elected as a director. Directors are expected to continue to meet these minimum stock ownership requirements until they leave board service.

Our minimum stock ownership requirements do not apply to a director who is an owner, partner, director, trustee, officer or employee of, or advisor to, any person holding, of record or beneficially, directly or indirectly, more than 5 percent of the Company’s Class A or Class B common stock, or the sole or shared power to vote or direct the voting of such shares. Lucian L. Morrison serves in one or more of these capacities to Sentinel, the corporate trustee of the H.O. Hirt Trusts. Accordingly, he is not subject to our minimum stock ownership requirements.

Director Education Program

We offer a director education program which provides each director with access to various resources to assist him or her with enhancing the skills and strategies that drive effective directorship. We pay for the cost of each director’s membership in the National Association of Corporate Directors, underwrite the cost of attendance at certain educational seminars and conferences, and provide subscriptions to relevant business news journals, magazines and online resources.

Matching Gifts Program

Through our matching gifts program, we will match contributions made by employees or directors to eligible charitable organizations and educational institutions up to a maximum of $5,000 per employee or director, per year. Company matching applies to personal contributions of cash or marketable securities actually made, not pledged, by the employee or director during the calendar year.

RELATED PERSON TRANSACTIONS

Recognizing that related person transactions present a heightened risk of conflicts of interest, or create the appearance of conflicts of interest, our board of directors adopted a policy regarding transactions involving us and a related person. This policy requires that, within the first 60 days of each fiscal year, all related person transactions from the prior fiscal year be reviewed by our nominating committee and either be approved or disapproved for the current fiscal year. The policy also requires that any other proposed related person transaction, or any change to a previously approved related person transaction, be presented to our nominating committee for approval or disapproval. A copy of the policy as adopted by our board of directors may be viewed on our website at: http://www.erieinsurance.com.

J. Ralph Borneman, Jr., one of our directors, is an officer and principal shareholder of an insurance agency that receives insurance commissions in the ordinary course of business from the insurance companies we manage in accordance with their standard commission schedules and agents’ contracts. Mr. Borneman also has a son who is an officer and principal shareholder of another insurance agency that receives commissions in the ordinary course of business from the insurance companies we manage in accordance with their standard commission schedules and agents’ contracts. Payments made during 2011 to Mr. Borneman’s agency and Mr. Borneman’s son’s agency for commissions written on insurance policies from the Property and Casualty Group and EFL totaled $244,609 and $2,733,813, respectively. At its meeting on February 13, 2012, our nominating committee approved the commissions paid to Mr. Borneman’s agency and Mr. Borneman’s son’s agency during 2011.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Pursuant to our bylaws, our audit committee has sole authority to engage our independent registered public accountants. Our audit committee annually considers the selection of our independent registered public accountants. Our audit committee selected Ernst & Young LLP to be our independent registered public accountants for the fiscal years ended December 31, 2011 and 2010 and Ernst & Young LLP served in that capacity for the fiscal years ended December 31, 2011 and 2010.

Representatives from Ernst & Young LLP are expected to attend our annual meeting and will have the opportunity to make a statement if they so desire. Such representatives are expected to be available at our annual meeting to respond to appropriate questions from shareholders.

REPORT OF OUR AUDIT COMMITTEE

The following report of our audit committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by us under the 1933 Act or the Exchange Act, except to the extent we specifically incorporate this report of our audit committee by reference therein.

The audit committee of our board of directors oversees the quality and integrity of our accounting, auditing and financial reporting practices. Our audit committee has adopted a written charter, a copy of which may be viewed on our website at: http://www.erieinsurance.com. Each member of our audit committee is an independent director as defined in the NASDAQ and SEC rules, satisfies the financial literacy requirements thereof and meets the requirements of the Holding Companies Act. In addition, our board of directors has determined that one member of our audit committee, Dr. Lilly, satisfies the financial expertise requirements and has the requisite experience as defined by rules of the SEC.

Our audit committee, which met seven times during 2011, has the responsibility, consistent with the requirements of Section 1405(c)(4) of the Holding Companies Act and our bylaws, for the selection of our independent registered public accountants and for reviewing our financial condition, the scope and results of the independent audit and the adequacy of our accounting, financial, internal and operating controls.

Our audit committee oversees our internal audit department and, accordingly, reviews and approves its audit plans, reviews its audit reports and evaluates its performance.

With respect to enterprise risk management, our audit committee meets periodically with management to inquire about significant risks and exposures, and to review and assess the steps taken to monitor and manage such risks.

Our audit committee reviews our financial reporting process on behalf of our board of directors. In fulfilling its responsibilities, our audit committee reviewed and discussed our audited consolidated financial statements for the year ended December 31, 2011 with management.

Throughout 2011, management continued its documentation, testing and evaluation of our system of internal control over financial reporting as required by Section 404 of Sarbanes-Oxley and related regulations. Our audit committee was kept apprised of the progress of the evaluation through periodic updates from management and Ernst & Young LLP and provided oversight to management throughout the process. Our audit committee reviewed management’s report on the effectiveness of our internal control over financial reporting. Our audit committee also reviewed Ernst & Young LLP’s opinion on the effectiveness of internal control over financial reporting based on its audit.

Our audit committee discussed with Ernst & Young LLP the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, our audit committee received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Rule 3526 of the Public Company Accounting Oversight Board, Communication with Audit Committees Concerning Independence, and has discussed with Ernst & Young LLP matters relating to its independence.

Our audit committee reviews its charter annually. Our audit committee has also established a procedure whereby persons with complaints or concerns about accounting, internal control or auditing matters may contact our audit committee anonymously.

Based upon the discussions and reviews referred to above, our audit committee recommended to our board of directors that (1) our audited consolidated financial statements be included in our annual report on Form 10-K for the year ended December 31, 2011 to be filed with the SEC, and (2) our board of directors accept management’s report on its assessment of the effectiveness of our internal control over financial reporting.

Erie Indemnity Company Audit Committee:

Claude C. Lilly, III, Chair

Jonathan Hirt Hagen

Thomas B. Hagen, ex officio (non-voting)

Lucian L. Morrison

Thomas W. Palmer

Martin P. Sheffield

Richard L. Stover

February 21, 2012

AUDIT FEES

Our audit committee approves the fees and other significant compensation to be paid to our independent registered public accountants for the purpose of preparing or issuing an audit report or related work. We provide appropriate funding, as determined by our audit committee, for payment of fees and other significant compensation to our independent registered public accountants. Our audit committee also preapproves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent registered public accountants. Our audit committee delegated to our audit committee chair preapproval authority for additional audit and non-audit services subject to subsequent approval by the full audit committee at its next scheduled meeting.

Our audit committee reviewed and discussed with Ernst & Young LLP the following fees for services, none of which were deemed to be for consulting services, rendered for our 2011 and 2010 fiscal years and considered the compatibility of non-audit services with Ernst & Young LLP’s independence:

	2011
	Erie Indemnity Company	Erie Insurance Exchange and Subsidiaries	Other Affiliated Entities (EFL)	Total
Audit fees	$1,190,029	$660,700	$315,000	$2,165,729
Audit-related fees	—	—	—	—
Tax fees	11,064	5,045	—	16,109
All other fees	2,790	—	—	2,790

Total fees	$1,203,883	$665,745	$315,000	$2,184,628

	2010
	Erie Indemnity Company and Subsidiaries	Erie Insurance Exchange and Subsidiary	Other Affiliated Entities (EFL)	Total
Audit fees	$1,491,519	$697,487	$347,001	$2,536,007
Audit-related fees	—	—	—	—
Tax fees	38,760	—	—	38,760
All other fees	2,790	—	—	2,790

Total fees	$1,533,069	$697,487	$347,001	$2,577,557

Tax fees includes fees paid for services in connection with routine tax matters, partnership and state tax issues, federal income tax returns and refund assistance. All other fees includes amounts paid for an online accounting and auditing information subscription.

ANNUAL REPORT

A copy of our annual report for 2011 is being mailed to all holders of Class A common stock and Class B common stock together with this information statement.

OTHER MATTERS

Our board of directors does not know of any matter to be presented for consideration at our annual meeting other than the matters described in the notice of annual meeting.

By order of our board of directors,

James J. Tanous
Executive Vice President,
Secretary and General Counsel

March 16, 2012

Erie, Pennsylvania

ERIE INDEMNITY COMPANY

CLASS B COMMON STOCK

PROXY

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 17, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Terrence W. Cavanaugh, Thomas B. Hagen and James J. Tanous, and each or any of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of the Class B Common Stock of Erie Indemnity Company that the undersigned may be entitled to vote at our Annual Meeting of Shareholders to be held in the Auditorium of the F. W. Hirt—Perry Square Building, 100 Erie Insurance Place (Sixth and French Streets), Erie, Pennsylvania, on April 17, 2012, at 9:30 a.m. local time, and at any adjournment, postponement or continuation thereof, and directs that the shares represented by this proxy shall be voted as follows:

ITEM 1. ELECTION OF DIRECTORS

☐	FOR All candidates listed below	☐	WITHHOLD AUTHORITY to vote for all
	(except as marked to the contrary)		the candidates listed below

INSTRUCTION: To withhold authority to vote for any individual candidate, strike a line through the candidate’s name in the list below.

J. Ralph Borneman, Jr.	Thomas B. Hagen	Thomas W. Palmer
Terrence W. Cavanaugh	C. Scott Hartz	Martin P. Sheffield
Jonathan Hirt Hagen	Claude C. Lilly, III	Richard L. Stover
Susan Hirt Hagen	Lucian L. Morrison	Elizabeth Hirt Vorsheck
Robert C. Wilburn

In their discretion, the proxies, at the direction of our Board of Directors, are authorized to vote with respect to matters incident to the conduct of our Annual Meeting and any adjournment, postponement or continuation thereof, and upon such other business as may properly come before our Annual Meeting.

This proxy will be voted as specified. If a choice is not specified, the proxy will be voted FOR the candidates for Director named above.

This proxy should be dated, signed by the shareholder(s) and returned promptly to us in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.

Date: , 2012

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 17, 2012

To the Holders of Class A Common Stock and

Class B Common Stock of ERIE INDEMNITY COMPANY:

We will hold our 87th annual meeting of shareholders at 9:30 a.m., local time, on Tuesday, April 17, 2012, at the Auditorium of the F.W. Hirt — Perry Square Building, 100 Erie Insurance Place (Sixth and French Streets), Erie, Pennsylvania 16530 for the following purposes:

1. To elect 13 persons to serve as directors until our 2013 annual meeting of shareholders and until their successors are elected and qualified; and

2. To transact any other business that may properly come before our annual meeting and any adjournment, postponement or continuation thereof.

This notice is being sent to all holders of Class A common stock and Class B common stock as of the close of business on Friday, February 17, 2012, the record date established by our board of directors. Such persons will also receive an information statement relating to our annual meeting, together with a copy of our annual report to shareholders for the year ended December 31, 2011. Holders of Class B common stock will also receive a form of proxy. Holders of Class A common stock will not receive proxies because they do not have the right to vote on any of the matters to be acted upon at our annual meeting.

Holders of Class B common stock are requested to complete, sign and return the form of proxy, whether or not they expect to attend our annual meeting in person.

By order of our board of directors,

James J. Tanous
Executive Vice President,
Secretary and General Counsel

March 16, 2012

Erie, Pennsylvania

NOTICE OF INTERNET AVAILABILITY OF ANNUAL MEETING MATERIALS

Important Notice Regarding the Availability of our Information Statement for the Annual Meeting of Shareholders to be held on April 17, 2012.

Our information statement and annual report are available at: http://www.erieindemnityinfostatement.com.